                                                      REGISTRATION NO. 33-21409

================================================================================


                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                          -------------------------


                        POST-EFFECTIVE AMENDMENT NO. 7


                                      TO

                                   FORM S-1

                            REGISTRATION STATEMENT

                                    UNDER

                          THE SECURITIES ACT OF 1933

                          -------------------------


                             DELTA CLEARING CORP.


            (Exact name of registrant as specified in its Charter)
            ------------------------------------------------------


              DELAWARE                      9999                    13-3456486
(State or other jurisdiction of     (Primary Standard Industrial     (I.R.S. Employer
incorporation or organization)      Classification Code Number)      Identification Number)



                      525 WASHINGTON BLVD. - SUITE 3300
                        JERSEY CITY, NEW JERSEY 07310
                                (201) 418-8900


              (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)



                              STEPHEN K. LYNNER
                      525 WASHINGTON BLVD. - SUITE 3300
                        JERSEY CITY, NEW JERSEY 07310
                                (201) 418-8900


          (Name, address, including zip code, and telephone number, including area code, of agent for service)

                          -------------------------

                                   Copy to:
                            STEPHEN H. COHEN, ESQ.
                           MORGAN, LEWIS & BOCKIUS
                               101 PARK AVENUE
                           NEW YORK, NEW YORK 10178
                                (212) 309-6000

================================================================================

PROSPECTUS


                              DELTA CLEARING CORP.


                PUT AND CALL OPTIONS ON U.S. TREASURY SECURITIES

                      to be issued by Delta Clearing Corp.

                         -------------------------------


                  This Prospectus pertains to 250,000 option contracts consisting of put options and call options on U.S. Treasury securities (the "Put and Call Options") to be issued from time to time by Delta Clearing Corp. (the "Company")in connection with its options clearing business (the "Options business"). The premium payable in connection with each Put Option or Call Option will be established by the Company's customers who are parties to each transaction (the "Participants"). See "DESCRIPTION OF SECURITIES." This Prospectus contains a brief description of the Put and Call Options, the Company and the Options business.



                  Both the purchase and writing of the Put and Call Options may involve a high degree of risk and may not be suitable in certain circumstances for many persons. Such transactions should be entered into only by persons who have read and understand this Prospectus and, in particular, who understand the nature and extent of their rights and obligations and are aware of the risks involved. SEE "SPECIAL RISKS."

                          ----------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


(Copyright) 1997 Delta Clearing Corp.



April 25, 1997

                              AVAILABLE INFORMATION


                  The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended, with respect to the offering contemplated hereby. This Prospectus does not contain all of the information set forth in the Registration Statement. The Registration Statement is available for inspection without charge at the public reference facilities maintained by the Commission, at 450 Fifth Street, N.W., Room 1024 Washington, D.C. 20549, as well as at the Regional Offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048, and copies can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates.

                  The Company intends to furnish to its stockholders annual reports containing audited financial statements certified by an independent accounting firm and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year.

                                GLOSSARY OF TERMS


                  Certain sections of this Prospectus and certain of the terms set forth below are summaries of various provisions of the Procedures governing the operation of the Company, as they may be amended from time to time (the "Procedures"), which have been filed as an exhibit to the Registration Statement, of which this Prospectus forms a part and which will be furnished to all Participants. These summaries do not purport to be complete and are subject to and qualified by reference to all of the provisions of the Procedures, including the definitions contained therein. The Options business, as well as the Company's other business activity which includes the clearance and settlement of Repurchase Agreements and Reverse Repurchase Agreements (collectively "Repos"), are subject to all of the provisions of the Procedures.



                  Account - An account established for a Participant for clearance and settlement of Transactions.





                  Business Day - Any day other than a Saturday, Sunday or a day on which banking institutions in the City of New York are authorized by law to close or any day on which government securities dealers in the City of New York are not open for business.



                  Call Option or Call - An Option which confers upon the Holder the right, but not the obligation, to purchase from the Company at a specified price and within a specified period particular Treasury Bonds, Notes, or Bills, as the case may be, in the aggregate principal amount of $1,000,000.


                  Class of Options - In respect of Treasury Bond Options or Treasury Note Options, all Put Options or Call Options, as the case may be, covering securities having the same maturity date and coupon rate. In respect of Treasury Bill Options, all Put Options or Call Options, as the case may be, covering Treasury Bills having the same maturity week.


                  Clearing Bank - Bank of New York (New York).



                  Closing Price - The midpoint price (the mean between the bid and asked prices) derived from the late afternoon price quotations reported by Muller Data, Inc. (or such other price reporting service of similar repute and reliability selected by the Company and announced to all Participants, such other price reporting service to be used from and after the time specified in such announcement until a later announcement with respect thereto by the Company) for the Underlying Security. The Company may, at its discretion, determine the Closing Price if it has reason to believe the market price for the underlying Treasury Security may have changed by at least one-half of one standard deviation from the composite 3:30 P.M. quotations for Treasury Securities published by the Federal Reserve Bank of New York ("FRB-NY"), or another similarly reputable pricing service. The standard deviation shall be calculated using a method that is widely accepted by the statistical profession in the United States. The standard deviation shall be derived from the average market price, during the 100 consecutive trading days ending on the last trading day of the prior week, of Treasury Securities which are equivalent (taking into account remaining term to maturity and, as the case may be, coupon rate or annual yield to maturity) to the underlying Treasury Security. If the Company has reason to believe the market price for the underlying Treasury Security may have changed to the extent indicated above, the Closing Price shall be the price for the underlying Treasury Security which the Company believes represents the latest available market price for the underlying Treasury Security at the close of business.



                  Closing Purchase Transaction - A transaction in which a Participant who is obligated as a Writer of an Option terminates its obligations thereunder by purchasing an Option of the same Series as the Option previously written.


                  Closing Sale Transaction - A transaction in which a Participant who is the Holder of an outstanding Option eliminates its position as a Holder by selling an Option of the same Series as the Option previously purchased.


                  Closing Transaction - A Closing Purchase Transaction or a Closing Sale Transaction.


                  Correspondent Bank - A bank which has been designated by a Participant to transfer and receive funds and/or Treasury Securities on behalf of the Participant in connection with the settlement and exercise of Transactions.



                  Credit Enhancement Facility - A facility which may include Surety Bonds and/or Letters of Credit or any combination thereof, to secure payment of the obligations owed to the Company in the event of a default by one or more Participants on certain obligations owed to the Company.



                  Daily Margin Report - The Daily Margin Report Summary issued on each Business Day to each Participant reflecting the margin required on the Participant's Positions.

                  Daily Position Report - The Daily Position Activity Report issued on each Business Day to each Participant reflecting the status of the Participant's Account.

                  Delivering Participant - With respect to a Matching Call, a Writing Participant to whom an exercise notice is assigned; with respect to a Put, a Purchasing Participant who has exercised such Option.

                  Exchange Act - The Securities Exchange Act of 1934, as amended.

                  Executive Committee - The executive committee appointed by the Board of Directors of the Company and comprised of the President and four directors of the Company.


                  Exercise Price - The price at which the underlying Treasury Securities in the aggregate principal amount of $1,000,000 may be purchased, in the case of a Call Option, or may be sold, in the case of a Put Option, upon timely exercise of such Call Option or Put Option, as the case may be.



                  Exercise Settlement Date - The date of settlement of an Option which has been exercised.



                  Expiration Date - means, the date upon which an Option Contract expires, which may be any Business Day occurring not later than the last Business Day on which the second anniversary of the writing of the Option Contract occurs. If the second anniversary date is not a Business day, then the Expiration Date shall be the preceding Business Day.



                  Exposure Limit - The limit set for a Participant by the Company on the aggregate margin obligations that the Participant may incur or carry in respect of its Positions.



                  Holder - A Person who has purchased an Option and thereby has the right to purchase from the Company, in the case of a Call, or sell to the

Company, in the case of a Put, the underlying Treasury Securities in accordance with the terms of the Option.



                  Insurer - Any insurance company that is the provider of a Surety Bond.



                  IDB - Specialized inter-dealer brokers who operate and maintain computer-supported communications facilities which display and report transactions between and among Participants.



                  Letter of Credit - The irrevocable Letter of credit provided for the benefit of the Company to ensure, in accordance with its terms and up to its stated amount, payment when due of the obligations owed to the Company by Participants, which are insured parties under the Letter of Credit,in the event of a Default by a Participant.

                  Letter of Credit Bank - Any bank that is the provider of a Letter of Credit.



                  Liquidating Settlement Account - The account established for the orderly liquidation of a suspended Participant's Positions and exercised Options.



                  Long Position - The aggregate interests of the Holder of one or more Options.


                  Matching Call - An Option purchased by the Company from a Writing or a Selling Participant contemporaneously with and as a condition to the issuance by the Company of a Call to a Participant, and having terms identical to those of such Call.

                  Matching Put - An Option purchased by the Company from a Writing or Selling Participant contemporaneously with and as a condition to the issuance by the Company of a Put to a Participant, and having terms identical to those of such Put.



                  Matching Trade Reports - Reports of a Transaction filed by Participants effecting a trade or, in the case of a Transaction brokered by an IDB, a report of a Transaction filed by an IDB on behalf of the Participants effecting a trade, provided the reports agree as to the terms of the trade.



                  Maximum Potential System Exposure ("MPSE") - At any time, the amount of liability, stated in dollars, represented by all Positions of all Participants adjusted to reflect a hypothetical adverse movement, in the aggregate, to such Participants of six standard deviations in the Market Prices (as hereinafter defined) of the Treasury Securities underlying such Positions, less the sum of (a) the aggregate value of all Positions of such Participants adjusted to reflect the same hypothetical six standard deviation movement, (b) margin on deposit from such Participants, and (c) margin due and owing from such Participants at or before the immediately succeeding Settlement Time. The amount of liability shall be calculated using a product specific pricing model generally accepted in the marketplace at the time of such calculation. The applicable standard deviation shall be calculated using a method that is widely accepted by the statistical profession in the United States. The standard deviation shall be derived from the greater of (a) the average market price based upon trading prices during a period of 100 consecutive trading days ending on February 19, 1980 of Treasury Securities which are equivalent (taking into account remaining term to maturity and, as the case may be, coupon rate or annual yield to maturity) to Treasury Securities underlying such Positions or
(b) the average market price of similarly equivalent Treasury Securities during any subsequent period of 100 consecutive trading days. MPSE is a hypothetical amount and not necessarily indicative of actual maximum system exposure.


                  For purposes of calculating MPSE, the Market Price shall be, with respect to calculations at the close of each Business Day, the Closing Price for such Business Day and, with respect to calculations during the Business Day, the midpoint price for the underlying Treasury Securities which the Company believes fairly represents the latest available market price of the underlying Treasury Securities.

                  New York Time - All times refer to New York time, unless specifically stated to be some other time.

                  Net Daily Premium - The net amount payable to the Company at any Settlement Time or by the Company within six hours after the Settlement Time in respect of the Options purchased and written by a Participant on the prior Business Day.

                  Opening Purchase Transaction - A transaction in which a Participant becomes the Holder of an Option.

                  Opening Writing Transaction - A transaction in which a

Participant becomes the Writer of an Option.

                  Opening Transactions - An Opening Purchase Transaction or an Opening Writing Transaction.

                  Option - A Put Option or a Call Option issued by the Company to a Participant or a Matching Put or a Matching Call acquired from a Participant by the Company. Each Option is described in terms of the underlying Treasury Security to which it pertains, the Expiration Date, the Exercise Price and whether the Option is a Put or a Call.


                  Participant - A Person admitted to clear and settle Transactions.



                  Person - A corporation, association, partnership, an organization, joint stock company, trust, government or political subdivision thereof, legislative body or committee thereof, or a governmental agency, but not a natural person.



                  Positions - All Long Positions and Short Positions and all Repos accepted for clearance and settlement by the Company.


                  Premium - The price of an Option agreed upon between the Purchasing Participant and the Writing or Selling Participant.

                  Purchasing Participant - The purchaser of an Option issued by the Company.

                  Put Option or Put - An Option which confers upon the Holder the right, but not the obligation, to sell to the Company at a specified price and within a specified exercise period particular Treasury Bonds, Notes or Bills, as the case may be, in the aggregate principal amount of $1,000,000.



                  Receiving Participant - A Purchasing Participant who has exercised a Call and a Writing Participant to whom an exercise notice is assigned with respect to a Matching Put.



                  Repos - Transactions involving Treasury Securities sold under agreement to repurchase and Treasury Securities purchased under agreement to resell.


                  Selling Participant - The seller of an Option purchased by the Company in a Closing Sale Transaction.

                  Series of Options - All Options of the same Class with the same Exercise Price and Expiration Date.


                  Settlement Time - 11:00 A.M. or, in the event the Federal Reserve wire has not opened by 11:00 A.M., the earliest time practicable following the opening of the Federal Reserve wire.



                  Short Position - The aggregate obligations of a Participant as the Writer of one or more Options.



                  Surety Bond - The surety bond issued for the benefit of the Company to ensure, in accordance with its terms and up to its stated amount, the payment when due of certain obligations owed to the Company by Participants, which are insured parties under the surety bond, in the event of a Default by a Participant.


                  Transactions - All transactions settled and cleared by the Company.



                  Treasury Bill - A Treasury Security with a term to maturity of fifty-two weeks or less at the time of original issuance.

                  Treasury Bond - A Treasury Security with a term to maturity of more than ten years at the time of original issuance.

                  Treasury Note - A Treasury Security with a term to maturity of at least one year but no more than ten years at the time of original issuance.

                  Treasury Security - A Treasury Bill, Note or Bond issued by the United States Department of the Treasury.

                  Writing Participant or Writer - The Participant who has written an Option and has thereby undertaken to sell to the Company, in the case of a Matching Call, or to purchase from the Company, in the case of a Matching Put, the underlying Treasury Securities.

                               PROSPECTUS SUMMARY


                  The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus.

Participation Criteria


                  Participation in the Options business is open to any Person designated as a primary dealer by the FRB-NY, and to any other broker-dealer, commercial bank, insurance company or other institutional investor meeting the financial and other requirements established by the Company. See "PARTICIPATION CRITERIA."


The Company


                  Delta Clearing Corp. was incorporated in January, 1988 in the State of Delaware. The business of the Company consists of the clearance and settlement of Repos and the issuance and clearance of Put and Call Options on Treasury Securities. Prior to October, 1995, when the Company began engaging in the clearance and settlement of Repos, the Option business represented the Company's sole business activity. The Company has been registered as a clearing agency with the Commission pursuant to Section 17A of the Exchange Act. The Company's principal executive offices are located at 525 Washington Blvd. - Suite 3300, Jersey City, New Jersey 07310, telephone number (201) 418-8900. See "THE COMPANY."


Options Issued By The Company


                  The securities covered by this Prospectus are Put and Call Options issued and cleared by the Company. Each Option relates to particular underlying Treasury Securities with an aggregate principal amount of $1,000,000. The Company acts as the issuer of each Put Option and Call Option and, accordingly, is the party obligated to the Holder to perform upon proper exercise of such Option. For each Put Option and Call Option issued by the Company, the Company contemporaneously purchases from a Writing Participant a Matching Put or a Matching Call, as the case may be, so that the Company's Short Positions are at all times completely offset by corresponding Long Positions.



                  Participants, negotiating directly with each other or through an IDB, agree on the variable terms of the Options, including the Premium, Exercise Price, Expiration Date and the issue of the underlying Treasury

Securities (identified by maturity and coupon or yield). Subject to certain limitations, the Holder of a Call has the right to purchase from the Company, and the Holder of a Put has the right to sell to the Company, the underlying Treasury Securities covered by the Option at the stated Exercise Price at any time prior to the expiration of the Option. See "DESCRIPTION OF THE OPTIONS BUSINESS" - Exercise of Options", for a discussion of the rights and obligations of Holders and Writers of Options.



                  Upon exercise of a Put Option or a Call Option by a Participant, the Company has the direct obligation to perform. The Company, upon receiving an exercise notice, in turn, exercises its Matching Put or Matching Call. Other than the Company, no other Person has any obligation to Participants arising under any Put Option or Call Option.


Credit Enhancement Facility


                  The Company maintains a Credit Enhancement Facility ("CEF") which at all times has an aggregate amount available to be paid to the Company of at least three times MPSE, as defined in the Procedures. The basic CEF currently maintained by the Company represents an aggregate notional amount of $250 million, with the maximum coverage of any Participant equal to $30 million. Under the current terms, the Company may purchase additional coverage in increments of $25 million to a total aggregate amount of $300 million. These increases may be activated upon 10 days' notice with the Company paying an additional fee chargeable at such time. The Company, if circumstances warrant, may also elect to decrease the amount of the CEF to an amount not less than $150 million, with the right to reinstate and increase coverage in increments of $25 million as described above. The CEF, composed of an insurance agreement and surety bond, is currently provided by Capital Markets Assurance Corporation ("CapMAC"), a financial guaranty insurance company, and is payable to the Company in the event of a default by one or more Participants on certain obligations owed to the Company. CapMAC's claims-paying ability is rated "Aaa" by Moody's Investors Service, Inc. "AAA" by Standard & Poors Corporation and "AAA" by Duff & Phelps, Inc. Each Participant, which must be accepted as an insured party under the Surety Bond, agrees to reimburse CapMAC thereof for any payments made by CapMAC to the Company resulting from any default in the performance of its obligations. CapMAC has been the provider of the CEF to the Company since the Company's inception. See "DESCRIPTION OF SECURITIES - Credit Enhancement Facility" and "INSURER" for a further description of the CEF and its provider.

Options Services Provided To Participants


                  Participants disseminate bid and ask quotations through an IDB designating the Company as counterparty to all Option transactions. This affords Participants with the opportunity to effect Options transactions on a "blind brokered" basis through an automated communications network linking video display terminals in their respective offices. As an alternative to using an IDB as a blind broker, Participants are free to communicate bid and ask quotations directly to each other.



                  Upon negotiation of an Option transaction, the Participants or the IDB (in the case of a blind brokered trade) must submit the trade to the Company for acceptance and subsequent clearance and settlement of the transaction.



Options Cleared and Settled by the Company; Margin Requirements



                  An Option, if otherwise in compliance with the Procedures, is accepted for clearance upon the timely receipt by the Company of Matching Trade Reports. Upon acceptance for clearance, a Participant becomes the Holder of the Option, the issuance of which is evidenced in book entry form and recorded in the Participant's Account. See "DESCRIPTION OF THE OPTIONS BUSINESS - Acceptance and Rejection of Transactions."



                  Each Participant maintaining Positions with the Company must meet daily margin requirements. The amount of Option margin required is calculated by taking into account market considerations and the amount of the Participant's Short Positions offset by the amount of the Participant's Long Positions. Additional margin may be requested if deemed advisable in view of the assessed market value of the Participant's Positions, the aggregate size of a Participant's Positions, its financial or operational condition or as otherwise necessary to protect the Company or the public. See "DESCRIPTION OF THE OPTIONS BUSINESS - Daily Margin Requirements."



                  A Holder may exercise an Option by the submission of a timely exercise notice to the Company. American Options are exercisable at any time after issuance until expiration. European Options are exercisable only on the expiration date prior to expiration. Exercise notices, with certain exceptions, are irrevocable. See "DESCRIPTION OF THE OPTIONS BUSINESS - Exercise of

Options."



                  A default by a Participant on any obligation arising under an Option (including an obligation to pay Premium or margin) or arising upon the exercise of an Option, or a violation by a Participant of any other provision of the Procedures may subject the Participant to suspension and liquidation of all open

Positions and other sanctions. See "DESCRIPTION OF THE OPTIONS BUSINESS - Default and Suspension of Participants - Sanctions."


Risk Factors


                  Listed below are certain significant risks associated with the Options business. These and other significant risks associated with buying and writing Options are discussed in greater detail in subsequent sections of this Prospectus. See "SPECIAL RISKS."



                  1. It is impossible to predict the amount of liquidity that may develop or continue to develop in Options issued by the Company.



                  2. Operations may be suspended or terminated by the Company, and such suspension or termination may foreclose the ability of Participants to reduce or eliminate open Long or Short Positions by entering into new Closing Transactions or to effect other Transactions. Such suspension or termination may be for economic or other reasons, including termination at any time at the sole discretion of the Company in the event of certain adverse operating results. In the event of such suspension or termination, however, the terms of outstanding Options would be unaffected. In addition, the calculation of MPSE may be adjusted due to future unprecedented volatility in the market which could also cause a suspension or reduction in the issuance, clearance and settlement of Options. The Commission may terminate the operations of the Company in certain circumstances pursuant to the Exchange Act.



                  3. A Participant who purchases a Put or a Call may lose the entire value of the Premium paid in a relatively short period of time. Further, uncovered Writers of Matching Calls and Matching Puts are subject to the risk of substantial loss in the event of adverse market movements in the price of the underlying Treasury Securities required to be delivered or purchased in the event of exercise of such Options. Covered Writers of Matching Calls and Matching Puts also remain subject to risk of adverse market movements in the value of their underlying Treasury Securities positions. In exchange for the Premium, so long as such Persons remain covered Writers of Matching Calls and Matching Puts, they will have foregone the opportunity for gain resulting from, in the case of a covered Call Writer, an increase in the price of the underlying Treasury Securities above the Exercise Price (plus Premium received) or, in the case of a covered Put Writer, a decrease in the price of the underlying Treasury Securities below the Exercise Price (minus Premium received).



                  4. The Company may impose restrictions on the size of a Participant's Positions or on new Opening Transactions upon determining that the condition of the market or the financial or operational condition of a Participant makes such action necessary or advisable.


                  5. The Company may require a Participant to post additional margin or to enter into Closing Transactions or the Company may restrict a Participant from effecting Opening Transactions to ensure that the MPSE does not exceed the prescribed limit.


                  6. The Company has wide discretion with respect to other matters concerning its operations and the obligations of Participants generally. The exercise of such discretion by the Company could adversely impact a Participant.



                  7. The Company has limited capital and subordinated debt (approximately $5.1 million as of December 31, 1996) in relation to its potential obligations to Participants. Although the Company has obtained the Credit Enhancement Facility to secure the obligations of Participants, the Company may have only limited resources available to it upon full utilization of the Credit Enhancement Facility. See "DESCRIPTION OF SECURITIES - Credit Enhancement Facility." Also see "MANAGEMENT's DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Liquidity and Capital Resources."



                  8. Participation is open to certain brokers and dealers, including government securities brokers and dealers registered with the Commission, commercial banks and insurance companies that meet certain prescribed financial requirements established by the Company. Other Participants must also meet the financial criteria established by the Company on an individual basis. There is no assurance that the financial and other requirements applied by the Company to Participants will be adequate to ensure the performance by Participants of their contractual obligations to the Company.

                                  SPECIAL RISKS




                  Before entering into an Option Transaction, Participants should be aware of the special risks inherent in the Options business. Although the Company believes that the services it makes available to Participants will increase their trading opportunities in Options on Treasury Securities, there can be no assurance as to the extent of liquidity that may develop with respect to the purchase of Options or the ability of Participants to enter into Closing Purchase or Closing Sale Transactions to reduce or eliminate open Short or Long Positions in such Options. An absence of liquidity may adversely affect the prices that can be obtained for reducing or eliminating a Participant's open Short or Long Positions, in the event of the liquidation of a Participant's Positions upon suspension.



                  Participation is open to certain primary dealers designated as such by the FRB-NY, brokers and dealers, including government securities brokers and dealers registered with the Commission, commercial banks and insurance companies that meet certain prescribed financial requirements established by the Company. Other Participants must also meet the financial criteria established by the Company on an individual basis. There is no assurance that the financial and other requirements applied by the Company to Participants is adequate to ensure the performance by Participants of their contractual obligations to the Company.



                  Participants should be aware that, for economic or other reasons, the issuance, clearance and settlement of Options may be suspended or terminated by the Company. Such suspension or termination shall have no effect on the terms of any outstanding Option or the obligations of the Company with respect thereto, but may upon taking effect, foreclose the ability of Participants to reduce or eliminate open Long or Short Positions by entering into Closing Sale or Closing Purchase Transactions and to effect any other Transactions. The operations of the Company may be terminated at any time by the Company. In addition, the operation of the Company will be terminated if the Company is unable to secure and maintain a Credit Enhancement Facility of at least three times MPSE. In addition, the calculation of MPSE may be adjusted due to future unprecedented volatility in the market which could cause a suspension or reduction in the issuance, clearance and settlement of Options. Participants should note that the Commission pursuant to the Exchange Act may terminate the operations of the Company under certain circumstances, and may also, as trustee appointed by a court, take possession and operate or terminate the operations of the Company for the protection of Participants.



                  A Participant who purchases a Put or a Call from the Company may lose the entire value of the Premium paid in a relatively short period of time. Further, an uncovered Writer of a Matching Call is subject to a risk of substantial loss should the price of the underlying Treasury Security increase above the Exercise Price (plus Premium received), and an uncovered Writer of a Matching Put is similarly subject to a risk of substantial loss should the price of the underlying Treasury Security decrease below the Exercise Price (minus Premium received).


                  A covered Writer of a Matching Call and a covered Writer of a Matching Put remain subject to risk of adverse market movements in the value of their underlying Treasury Securities positions. In exchange for the Premium, so long as such Participants remain Writers of Options, they will have foregone the opportunity for gain resulting from, in the case of a covered Call Writer, an increase in the price of the underlying Treasury Security above the Exercise Price (plus Premium received) or, in the case of a covered Put Writer, a decrease in the price of the underlying Treasury Security below the Exercise Price (minus Premium received).


                  Participants should also be aware that the Company may impose restrictions on the size of a Participant's Positions upon determining that the condition of the market or the financial condition or operational condition of the Participant makes such action necessary or advisable for protection of the Company or the public. The Company may impose restrictions on new Opening Transactions by a Participant and require the Participant to reduce or eliminate through Closing Purchase Transactions existing Short Positions and/or through Closing Sale Transactions existing Long Positions in such Participant's Account.


                  A Participant may be required to post additional margin or to enter into Closing Transactions or may be restricted in effecting Opening Transactions, which otherwise meet the required criteria for acceptance, in order to ensure that MPSE does not exceed the limit then in effect.


                  Participants should note that the Company has wide discretion in relation to a number of matters concerning its operations and the obligations of Participants generally. The exercise of such discretion by the Company could adversely impact the rights of Participants.




                  A failure by the Participant to meet its obligations can result in suspension and liquidation of all of the Participant's open Positions. Any such suspension could have an adverse economic effect on the suspended Participant. See "DESCRIPTION OF THE OPTIONS BUSINESS - Default and Suspension of Participants." If a Participant is terminated as an insured party under a Surety Bond or as an account party on a Letter of Credit, if any, such Participant shall be deemed to have withdrawn as a Participant and its Account shall be liquidated in the same manner as that of a suspended Participant and such Participant shall not submit any Transactions for acceptance, clearance and settlement to the Company. See "DESCRIPTION OF SECURITIES -
Credit Enhancement Facility."



                  The Company has limited capital and subordinated debt (approximately $5.1 million as of December 31, 1996) in relation to its potential obligations on the Options. Although the Company has obtained the Credit Enhancement Facility to secure the obligations of Participants, the Company may have only limited resources available to it upon full utilization of the Credit Enhancement Facility. See "DESCRIPTION OF SECURITIES - Credit Enhancement Facility." Also see "MANAGEMENT's DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Liquidity and Capital Resources."



                             PARTICIPATION CRITERIA


                  Participation is open to a Person designated a primary dealer by the FRB-NY and any other Person in each case meeting the financial and other requirements established by the Company. The Company expects that a majority of the Participants will be brokers and dealers, including government securities brokers and dealers, commercial banks, insurance companies and other institutional investors, including pension funds and trusts. Each applicant must intend and, in the opinion of the Company, must be likely to engage in significant Options activity for the Participant's own Account upon admission by the Company. Every applicant must meet such additional nondiscriminatory standards of financial responsibility, operational capability, experience and competence as may from time to time be prescribed in the Procedures. The Company may and, in cases in which the Commission, by order, directs as appropriate in the public interest shall, disapprove the application of any Person subject to a statutory disqualification, as defined in Section 3(a)(39) of the Exchange Act.




                  To be considered for admission as a Participant, brokers and dealers registered with the Commission and therefore subject to the Commission's minimum net capital requirements must have at least $25,000,000 of net capital calculated in accordance with Rule 15c3-1 promulgated under the Exchange Act. Government securities brokers and dealers registered with the Commission must have at least $25,000,000 of net capital calculated in accordance with net capital rules promulgated by the Department of the Treasury pursuant to Section 15C of the Exchange Act. Commercial banks and insurance companies must have a total equity capitalization of at least $500,000,000. Registered investment companies must have assets of at least $300,000,000. Other applicants must meet the financial criteria established by the Company. No Participant's financial condition and performance, as measured by the stability, level and quality of its earnings and other generally accepted measures of liquidity, capital adequacy and profitability, shall create a significant risk of a potential default by such Participant of its anticipated obligations. Applicants must apply to become account parties to the Letter of Credit, if any, and insured parties under the Surety Bond. Admission is limited to those applicants that receive the approval of the Company and the providers of the Credit Enhancement Facility.



                  As a condition to participation, each applicant must agree (i) to pay all clearing fees and other charges provided by or pursuant to the Procedures for participation and services rendered to such applicant, (ii) to pay such fines as may be imposed on it in accordance with the Procedures, (iii) to grant the Company all liens, rights and remedies set forth in the Procedures, and (iv) to permit inspection of its books and records by the Company upon written demand to the participant at such times as may be reasonably requested by the Company, provided that the scope of such inspection shall be limited to matters related to the Procedures, the Participant's Transactions and other matters related to the Company's business. Such written demand shall specify with reasonable particularity the records to be produced. The Company shall be entitled to take temporary possession of any such records at any time upon demand. Each applicant is also required to agree to indemnify and hold harmless the Company and its directors, officers, employees and agents against any loss or liability arising from a default by the applicant in the performance of any of its obligations as a Participant, a breach by such applicant of the Procedures or any agreement entered into by the applicant with the Company, the Letter of Credit Bank, if any, or the Insurer in connection with participation, or any unlawful, fraudulent or willful misconduct or negligence on the part of an applicant relating to its participation.



                  Each application for participation will be reviewed by the Executive Committee. If the Executive Committee proposes to disapprove an application, it shall first furnish the applicant with a written statement of the specific grounds therefor and shall afford the applicant with the opportunity to request a hearing. In the event that the Executive Committee disapproves the application, the applicant may apply for review to the Board of Directors by means of a written motion. The granting of any such motion shall be within the sole discretion of the Board of Directors. In addition, the Board of Directors may determine to review any disapproval by the Executive Committee on its own motion. If the Board disapproves the application, written notice of its decision, accompanied by a statement of the specific grounds therefor, shall be sent to the applicant.

                  Every Participant shall be responsible for acquiring and maintaining computer and communications equipment capable of supporting software provided by the Company which enables computer-to-computer communications of reports, exercise notices, Trade Reports, confirmations and other items related to the Participant's participation.



                  Each Participant must annually file with the Company an audited report of its financial condition prepared in accordance with generally accepted accounting principles. Participation is also conditioned upon the provision by Participants of certain other financial reports as specified in the Procedures. Any Participant that is in financial or operating difficulty, such that the Company determines that suspension is necessary for the protection of the Company or the public, shall be suspended. See "DESCRIPTION OF THE OPTIONS BUSINESS - Default and Suspension of Participants."



                  A Participant may voluntarily withdraw as a Participant at any time by delivering written notice thereof to the Company. Such withdrawing Participant may not submit Transactions, other than to enter into closing Transactions, any time after issuing such notice. Such withdrawal shall become effective upon (1) acceptance for clearance of (a) Closing Sale Transactions with respect to all Long Positions, if any, in such Participant's Account and
(b) Closing Purchase Transactions with respect to all Short Positions, if any, in such Participant's Account, and (2) payment of all obligations of such Participant to the Company in respect of the Participant's participation. For these purposes Long Positions and Short Positions shall include all Transactions entered into by the Participant not yet accepted for clearance.



                  The Company expects that its affiliates or the CEF provider and its affiliates will not be Participants. The Company believes that it provides safeguards for the equitable treatment of Participants, in that every Participant being considered for admission will be considered independently by the Company and the CEF provider. In addition, the credit decisions related to every Participant are made independently by the Company and the CEF provider.


                            DESCRIPTION OF SECURITIES

Options Issued By The Company


                  Terms of Options. Each Option covered by this Prospectus is a Put Option or a Call Option on Treasury Bonds, Notes or Bills with an aggregate principal amount of $1,000,000. The Company issues each Put Option or Call Option and interposes itself in each transaction - acting as writer to each Purchasing Participant and as the purchaser of a Matching Put or Matching

Call from each Writing Participant. The Company, accordingly, acts solely as an intermediary in principal transactions, maintaining a "matched book." The Company is not subject to market risk with respect to the Options written or purchased by it, except to a limited extent in the event of a default by a Participant in the performance of its obligations. See "DESCRIPTION OF THE OPTIONS BUSINESS - Premiums - Daily Margin Requirements - Exercise of Options - Default and Suspension of Participants." Because the Company interposes itself in each transaction, Participants submit transactions in privity of contract solely with the Company and may only look to the Company to perform the obligations arising under the terms of an Option. Options which are issued by the Company are registered with the Commission.


                  A Participant who writes a Matching Call in an Opening Writing Transaction is obligated, upon the assignment of an exercise notice to it, to deliver the underlying Treasury Securities represented by the Matching Call against payment of the Exercise Price. Similarly, a Writer of a Matching Put in an Opening Writing Transaction undertakes, upon the assignment of an exercise notice to it, to purchase the underlying Treasury Securities represented by the Matching Put at the Exercise Price against delivery of the underlying Treasury Securities. The purchaser of an Option pays a Premium as consideration for the rights and obligations represented by an Option.


                  Certain Option terms are standardized to facilitate the development of a more liquid environment for the Options issued by the Company. Such standardized terms include a unit of trading for each Option (i.e., each Option confers the right to purchase or sell, as the case may be, underlying Treasury Securities in the aggregate principal amount of $1,000,000), the maximum term of the Option and the Expiration Date.


                  The term of an Option as to which the underlying security is a Treasury Bond or Note may not exceed the earlier of two years from the date of issuance of the Option or the period ending one calendar month prior to the maturity or redemption date of the Treasury Bond or Note. If the underlying security is a Treasury Bill, the term of the Option may not exceed the period ending 13 calendar days prior to the maturity date of the Treasury Bill.


                  The variable terms of each Option are the subject of negotiation between the Writing or Selling Participant and the Purchasing Participant. Participants agree on the Premium, the Exercise Price, Expiration Date, and the issue of the underlying Treasury Securities (identified by maturity and coupon or yield).



                  The Company has not established specific limitations governing the maximum number of Options in any Series or Class which may be written or purchased by a single Participant. Each Participant, however, must not establish aggregate Short Positions which, at any time, require the payment or maintenance of margin which, in the aggregate, would exceed limits for such Participant prescribed by the Company at the time of the Participant's admission and revised from time to time thereafter. The Company may also impose restrictions on the size of Participant's Long Positions and Short Positions under certain circumstances. See "DESCRIPTION OF THE OPTIONS BUSINESS - Exposure Limits."



                  Certificateless Position Reports. Each Option is an uncertificated security, the issuance of which is evidenced in book entry form and recorded by appropriate entries in an Account for each Participant. Ownership of each Put and Call is evidenced by a Daily Position Report.



                  Principal Transactions/Transferability. Each Participant shall effect Options as principal for its own account, and not on behalf of customers or other Persons. No Option issued by the Company shall be transferred or pledged by a Participant, except in accordance with the Procedures or with the prior written consent of the Company.


Credit Enhancement Facility


                  The Company maintains a CEF comprised of Surety Bonds or Letters of Credit or any combination thereof, to secure payment in the event of a default by one or more Participants on certain obligations owed to the Company. See "DESCRIPTION OF THE OPTIONS BUSINESS - Default and Suspension of

Participants - Sanctions." The amount available to be paid to the Company pursuant to the CEF shall be at all times during the operation of the Company equal to an aggregate amount of at least three times MPSE.



                  Each Participant must be accepted by each Insurer as an insured party under its Surety Bond and by any Letter of Credit Bank as an account party under its Letter of Credit. Each Participant must agree to pay each Insurer and Letter of Credit Bank, if any, (i) for any payment made to the Company under its respective Surety Bond and/or Letter of Credit, if any, in respect of defaults by such Participant, (ii) interest on all amounts due to each Insurer and/or Letter of Credit Bank, if any, by such Participant which have not been paid, and (iii) all reasonable expenses, including attorneys' fees, incurred by each Insurer and/or Letter of Credit Bank, if any, in enforcing its rights against such Participant. Currently CapMAC has agreed that interest on all amounts due to CapMAC by a Participant, which have not been paid, shall bear interest at the rate of 5% per annum above the "Base Rate" announced publicly by Citibank, N.A. New York, New York from time to time as its "base rate." If a

Participant is terminated as an insured party under a Surety Bond or as an account party on a Letter of Credit, if any, such Participant shall be deemed to have withdrawn as a Participant and its account shall be liquidated in the same manner as that of a suspended Participant and such Participant shall not submit Transactions to the Company.


                  The Insurers and the Letter of Credit Banks, if any, shall have no obligation to Participants with respect to the obligations of the Company as issuer of Put Options and Call Options, and the failure of an Insurer to honor its Surety Bond or a Letter of Credit Bank, if any, to honor its Letter of Credit will not impair a non-defaulting Participant's rights against the Company.


                  Surety Bond of Capital Markets Assurance Corporation. A Surety Bond under the CEF is currently provided by CapMAC, a financial guaranty insurance company, for the benefit of the Company in the amount of $250 million (with maximum coverage of any Participant equal to $30 million). The Company may from time to time have a need to increase the CEF to the extent necessary to ensure coverage equal to at least three times MPSE. CapMAC has agreed to provide additional Surety Bond coverage in increments of $25 million up to a total aggregate amount of $300 million. These increases may be activated upon 10 days' notice to CapMAC with the Company paying an additional fee chargeable at such time. The Company may also decrease the amount of coverage if warranted to a minimum of $150,000,000. See "INSURER."




                  The Company is obligated to reimburse CapMAC for the applicable "Loss Share Amount" of any payment made by CapMAC under the Surety Bond. Currently, the Company's Loss Share Amount of any Surety Bond payment will be 10% of the first $10 million of aggregate payments made under the Surety Bond and thereafter, a percentage of the payment determined by dividing $4 million by the difference between the aggregate amount of the Surety Bond then in effect and $10 million. In the event that the Company's net worth exceeds $10 million or certain changes in control events occur, the applicable Loss Share Amount will be subject to change. The Company has agreed that, at all times during which the Surety Bond issued by CapMAC remains effective, it will maintain net worth inclusive of subordinated debt of at least $5 million.



                  The Surety Bond issued by CapMAC expires on the earlier of (I) January 27, 2000 or (ii) the date, following termination of the Company's operations, on which no Positions remain outstanding, provided, however, that on or before the 90th day prior to each anniversary of the date of issuance, CapMAC shall determine whether to extend its Surety Bond for additional one year periods beyond the termination date. The settlement date for any Transaction will be no later than the day prior to the expiration date of the CEF.



                       DESCRIPTION OF THE OPTIONS BUSINESS


General


                  The Company's services relating to its Options business are designed to facilitate the acceptance, clearance and settlement of Put and Call Options on Treasury Securities. Participants disseminate bid and ask quotations through an IDB designating the Company as counterparty to all Option transactions. This affords Participants with the opportunity to effect Options transactions on a "blind brokered" basis through an automated communications network linking video display terminals in their respective offices. The automated quotation network distributes real time updates of quotations submitted by Participants. Participants will be expected to have access to communications or data distribution systems generally available to participants in the Treasury Securities market. As an alternative to using an IDB as a blind broker, Participants are free to communicate bid and ask quotations directly to each other.



                  After submission of an Options transaction to the Company by an IDB or by Participants, the Company accepts the transaction for clearance if the trade for a Writing or Selling Participant and a Purchasing Participant match, each Participant is a Participant in good standing, and the trade would not breach the Exposure Limit or any other limit imposed by the Company on either Participant. The issuance of the Option is evidenced in book entry form and recorded in the Account of each Participant. Each Participant receives a Daily Position Report evidencing the issuance of the Option and a Daily Margin Report.



                  As an example, assume that ABC & Co., a Participant, wishes to buy a Call on two-year Treasury Notes in an aggregate principal amount of $1 million, entitling ABC to acquire such Treasury Notes at par at any time within a six-month period. XYZ & Co., another Participant, is willing to write a six-month Matching Call against that position for a Premium of $50,000. XYZ would instruct an IDB to enter its ask quotation into the automated quotation network. ABC, upon seeing the quotation for a Call Option, would instruct an IDB to effect a trade for ABC's account. If ABC and XYZ are both Participants in good standing, the Company will interpose itself in the trade by simultaneously
(1) selling to ABC a six-month Call Option on such Treasury Notes for a Premium of $50,000 and (2) buying a Matching Call from XYZ with identical terms and Premium. As an alternative, ABC and XYZ, if aware of each other's trading interest, may negotiate directly with each other and, upon agreeing upon the terms of a trade, submit the Transaction to the Company for clearance. The Company does not issue any Option to a Participant unless, concurrently, a second Participant has agreed to write or sell an Option with identical terms to the Company.


Acceptance And Rejection Of Transactions


                  An Option transaction, otherwise meeting the criteria for acceptance, is accepted for clearance upon the timely receipt by the Company of Matching Trade Reports. The Put or Call is then issued in book entry form and recorded in the Participant's Account. A Participant becomes the Holder of an Option at the time such Transaction is accepted and issued.



                  The Company shall reject Transactions which contravene limitations imposed on Participants. For example, the Company shall reject an Opening Transaction if the transaction would cause a Participant's aggregate margin obligations in respect of Positions in the Participant's Account to exceed such Participant's Exposure Limit. The Company shall also reject an Opening Transaction if the transaction would exceed position limits prescribed by the Company, as a result of the condition of the market or the financial or operational condition of the Participant or if the Company deems it necessary to maintain MPSE within the prescribed limit. See "PARTICIPATION CRITERIA,"

"DESCRIPTION OF THE OPTIONS BUSINESS - Daily Margin Requirements" and "SPECIAL RISKS." In addition, the Company shall reject any Option transaction entered into by a Participant who has been suspended or who has withdrawn. See "DESCRIPTION OF THE OPTIONS BUSINESS -Default and Suspension of Participants." If an Option Transaction is rejected, the Company will promptly notify the Participants who are parties to the Transaction.


Premiums


                  At or before the Settlement Time on each Business Day, each Participant who has purchased one or more Puts and/or Calls is obligated to pay the Net Daily Premium, if any, shown to be due to the Company on the Daily Position Report for such day. The Participant is required to instruct its Correspondent Bank to wire to the Company in Federal Reserve funds an amount equal to the Net Daily Premium due to the Company. Within six hours after the Settlement Time, the Company will wire to each Participant, assuming the Participant has paid all its obligations to the Company, the amount of any Net Daily Premium shown to be due to the Participant on the Daily Position Report for such day.



                  Failure to timely pay Net Daily Premium when due results in suspension of the Participant, unless such suspension is deferred, and may result in the imposition of a fine or other penalties. See "DESCRIPTION OF THE OPTIONS BUSINESS -Default and Suspension of Participants - Sanctions."


Daily Margin Requirements


                  Writing Participants are required to deposit margin daily to secure the obligations of such Participants arising under the Options written by them. Daily margin for each Participant is calculated, pursuant to a computerized option pricing model, to take into account any adverse movement in the market price of underlying Treasury Securities during the preceding Business Day, and an estimate (based upon historical market data) of the most severely adverse movement in the market price of such Treasury Securities which reasonably could be anticipated to occur over the course of the next succeeding Business Day. In addition, a Participant may be required to deposit additional margin on an intra-daily basis at any time such action is deemed necessary and advisable to protect the Company or the public.




                  The amount of margin is calculated on every Business Day based on the amount of the Participant's Short Positions, offset by the amount of the Participant's Long Positions. The amount of margin is derived from two calculations: "mark-to-market" margin and "performance" margin. The mark-to-market margin represents the net amount of the estimated cost to liquidate a Participant's Short Positions offset by the estimated proceeds from liquidation of its Long Positions. Performance margin represents an estimate of the net shortfall from the liquidation of a Participant's Short and Long Positions at the close of the next succeeding Business Day, taking into account the most adverse market movement in the price of underlying Treasury Securities which reasonably could be anticipated. Additional margin may be requested if it is deemed advisable to reflect the market value of the Short Positions in a Participant's Account during such day, the size of a Participant's Positions, or the financial or operational condition of a Participant, or to otherwise protect the Company or the public. Additional margin may also be required of any Participant to ensure compliance with MPSE. See "SPECIAL RISKS."



                  The Participant must fulfill its margin requirement by instructing its Correspondent Bank to wire to the Company in Federal Reserve funds, or Treasury Securities, an amount equal to, or greater than, the margin due to the Company. Failure to timely deposit margin when due results in suspension of the Participant, unless such suspension is deferred, and may result in the imposition of a fine or other penalties. See "DESCRIPTION OF THE OPTIONS BUSINESS - Default and Suspension of Participants - Sanctions."

                  The Company holds margin deposits for the benefit of the Company to secure the obligations of Writing Participants. Margin deposits consisting of cash are invested in overnight repurchase agreements or other overnight investment placement. To the extent cash is invested in overnight repurchase agreements, the delivery of collateral consisting of Treasury Securities is required. Amounts earned on invested margin deposits are allocated among the Participants, less a small fee charged by the Company for investment services.



Return Of Margin



                  The Company releases margin deposits made in respect of an Option on the first Business Day following the expiration or timely settlement by the Participant of the exercised Option or applies such margin deposits against margin deficits and other obligations of the Participant to the Company. Excess margin is returned to the Participant, assuming the Participant has paid all amounts of Net Daily Premium and discharged all its other obligations relating to the Company.




Exposure Limits And Position Limits



                  An Exposure Limit is prescribed for each Participant at the time of admission and may be revised from time to time, to limit the risks posed to the Company upon the default of such Participant. Such Exposure Limits are established for all Participants on the aggregate incremental margin due to the Company on any given day that the Participant may incur or carry in respect of all its Positions. The Company shall reject a Transaction by a Participant if such Transaction would cause a Participant's aggregate margin obligations to the Company to exceed the Exposure Limit set for that Participant.



                  Exposure Limits established by the Company are not uniform for all Participants and depend on the range or bracket within which a particular Participant falls. The Company has established specified ranges or brackets within which Exposure Limits for Participants will be uniform, and such ranges or brackets will be revised from time to time. In establishing Exposure Limits for Participants, the Company performs a credit analysis for each Participant in accordance with prescribed procedures, and such analysis involves an analysis of several factors including but not limited to balance sheet strengths and weaknesses, amount and trend of earnings, ownership, availability and structure of capital, the cyclical nature of the Participant's business, vulnerability to changes in interest rates and liquidity of assets.



                In addition to Exposure Limits, limits on aggregate Long Positions or Short Positions may be imposed on Participants if the condition of the market or the financial or operational condition of a Participant makes it necessary or advisable for the protection of the Company or the public. In this connection, the Company may restrict the Participant from buying any Opening Purchase Transactions and/or writing any Opening Writing Transactions or require a Participant to reduce or eliminate existing Long Positions through Closing Sale Transactions and/or existing Short Positions through Closing Purchase Transactions in the Participant's Account.


Exercise Of Options


                  Any unexpired Option may be exercised by the Holder of the Option. The exercise of an Option takes place by the timely submission of an exercise notice to the Company. Notice of exercise of an American style Option may be given on any Business Day (early exercise).


                  The exercising Holder of the Option is obligated to pay the Exercise Price for the underlying Treasury Securities in the case of a Call, or to deliver the underlying Treasury Securities in the case of a Put, on the Exercise Settlement Date. Once a Call is exercised, the exercising Holder becomes subject to all of the risks of a Holder of the underlying Treasury Securities.


                  An exercise notice accepted by the Company is assigned to a Writing Participant from whom the Company has acquired a Matching Put or Matching Call. In the event that two or more Participants have written Options identical in their terms (other than Premium) and less than all of such Options have been the subject of timely exercise, the exercise notice is allocated pro rata to all Participants maintaining a Short Position in the same Class of Options.



                  Each Participant must settle with the Company on the Exercise Settlement Date. If the Option exercised by the Participant is a Put, the Company receives securities from the exercising Holder against payment to the Holder and delivers securities to the Participant assigned the exercise notice against payment from such Participant. If the Option exercised is a Call, the Company delivers securities to the Holder against payment from the Holder and receives securities from the Participant assigned the exercise notice against payment to such Participant.



                  Early Exercise. A Participant may exercise an American style Option on any Business Day other than the Expiration Date by delivering an exercise notice to the Company between 9:00 A.M. and 5:00 P.M. Every tender of an exercise notice to the Company becomes irrevocable at 5:00 P.M. on the date of tender unless previously revoked or modified. No Participant shall revoke or modify an exercise notice unless its filing was attributable to a bona fide error by the Participant in which event any revocation or modification must be in compliance with the Procedures. The Company presumes a modification or revocation of an exercise notice to be attributable to a bona fide error, unless it has reason to believe otherwise. Each Participant that revokes or modifies an exercise notice shall prepare, and preserve, for not less than three years, a memorandum describing in reasonable detail the error that gave rise to the revocation or modification.




                  Exercise notices accepted by the Company are assigned at or before 8:00 A.M. on the following Business Day. On each Business Day, each Participant is issued an exercise and assignment activity report which reflects all exercise notices filed by the Participant with respect to Options and accepted by the Company on the preceding Business Day, and all exercise notices assigned to the Participant.



                  The Exercise Settlement Date, in the case of a Treasury Bond Option or a Treasury Note Option exercised prior to the Expiration Date, is the following Business Day. The Exercise Settlement Date for a Treasury Bill Option is the Thursday of the week following the week in which an exercise notice was tendered for the Option or, if such Thursday is not a Business Day, on the next succeeding Business Day.


                  Expiration Date Exercise Procedure. Each Participant is issued at or before 8:00 A.M. on each Expiration Date an Expiring Option Position Report ("Morning Expiration Report") listing each expiring Option position in the Participant's Account and the Closing Prices of the underlying Treasury Security for each Option.

                  At or before 3:30 P.M. on each Expiration Date, each Participant shall be issued a Preliminary Exercise Report ("Preliminary Exercise Report") listing each expiring Option Contract in the Participant's Account including all trading and adjustments to expiring Option Contracts for that day. Expiring Options are not subject to exercise prior to the issuance of the Preliminary Exercise Report.


                  Upon receiving a Preliminary Exercise Report, each Participant shall no later than 4:00 P.M. indicate on the report, opposite the Option positions listed for the Participant's Account, the number of Option contracts, if any, to be exercised. Such indication shall be via computer entry and computer-to-computer electronic data transmission or such other means as the Company may prescribe. Such Preliminary Report shall be final except for a bona fide error by the Participant. The Company presumes a modification or revocation of an exercise notice to be attributable to a bona fide error, unless it has reason to believe otherwise. Each Participant that revokes or modifies an exercise notice shall prepare and preserve, for not less than three years, a memorandum describing in reasonable detail the error that gave rise to the revocation or modification.


                  At or before 5:00 P.M., on each Expiration Date the Participants shall be issued the Final Exercise Report ("Final Report") reflecting those Options Contracts as to which exercise instructions were given by the Participant on the Preliminary Exercise Report and listing any additional

Option Contracts in the Participant's Account expiring on the Expiration Date that have been added due to the reconciliation of the day's trades or otherwise.


                  In the event of a bona fide error on the part of the Participant and in accordance with the Procedures, a Participant may revoke, modify or add to exercise instructions previously given in the Preliminary Exercise Report. Each Participant shall communicate via telephone all such exercise information and bona fide errors to the Company. The Company shall transmit confirmation of such exercises and confirmation of such correction, by issuing a Revised Final Exercise Report through facsimile transmission, computer-to-computer communication or such other means as it shall deem appropriate. Each Participant shall return a signed printed copy of the Revised Final Report as updated and corrected to the Company by facsimile transmission or such other means as the Company may prescribe by 6:00 P.M.



                  Each Participant is deemed to have properly and irrevocably tendered to the Company immediately prior to the Expiration Time on each Expiration Date an exercise notice with respect to every Option position listed in the Participant's Final Report which the Participant has indicated be exercised and every option position of each Series of Options listed in the Participant's Final Report (whether or not the Participant has returned the Final Report to the Company). Option Contracts will not be automatically exercised by the Company. It is the obligation of a Participant to affirmatively exercise Option Contracts it wishes to exercise.



                  Under the Expiration Date exercise procedure, at or before 8:00 A.M. on each Expiration Date each Participant will be issued an Expiring Options Position Report including the closing prices of underlying Treasury securities for the preceding Business day.





                  Each Participant must review Morning, Preliminary and Final Reports against the Participant's own positions and verify the accuracy of such reports. There are no closing prices for Treasury Securities as there are for exchange-listed securities. The price quotations obtained by Participants from other sources may be different from those used by the Company. In addition, the Company may determine the Closing Price under certain circumstances. See "GLOSSARY OF TERMS - Closing Price." Trading in expiring options ceases at 1:30 P.M.. By 3:30 P.M. each Participant will receive a Preliminary Expiration Report listing each expiring Option Contract in the Participant's Account. By 4:00 P.M. the Participant is to indicate on the report those Option Contracts it wishes to exercise. By 5:00 P.M. a Final Exercise Report will be issued reflecting exercised Option Contracts. Signed final reports, identifying any bona fide errors, are to be returned to the Company by 6:00 P.M.



                  At or before 6:00 P.M. on the Expiration Date the Company shall issue to each Participant an exercise and assignment report.



                  Settlement takes place on the Business Day immediately following the Expiration Date for a Treasury Bond Option or a Treasury Note Option. Settlement for a Treasury Bill Option takes place on the Thursday of the week following the week in which the exercise notice was tendered or if such Thursday is not a Business Day, on the next succeeding Business Day. The settlement obligations of each Participant are netted to the extent that such Participant is both a Delivering Participant and a Receiving Participant for Options of the same type (i.e., Put or Call), covering the same issue of Treasury Securities and having the same Exercise Price. After netting the Participant's settlement obligations, each Participant that remains a Delivering or a Receiving Participant is required to effect settlement on the Exercise Settlement Date. An exercise settlement report is issued which specifies the quantity of each issue of Treasury Securities to be delivered to or received from such Participant.



                  Delivery and Payment. A Delivering Participant is required by 12:00 P.M. on the Exercise Settlement Date to deliver to the Company in book entry form, against payment of the settlement amount in Federal Reserve funds, the underlying Treasury Securities represented by the Option. A Receiving Participant is obligated to receive in book entry form, against payment of the settlement amount in Federal Reserve funds, the Treasury Securities represented by the Option.



                  Remedies. If the delivery of the underlying Treasury Securities is not made by 1:00 P.M. on the Exercise Settlement Date, the Company may buy-in Treasury Securities for the account and liability of the Delivering Participant to cover the Delivering Participant's obligations. The failure of a Delivering Participant to discharge its delivery obligations will result in mandatory suspension, unless such suspension is deferred, and may result in the imposition of a fine or other penalties. See "DESCRIPTION OF THE OPTIONS BUSINESS - Default and Suspension of Participants-Sanctions."

                  Upon the request of a Delivering Participant and for good cause shown, the Company may defer, for not more than 24 hours from the time when delivery was first due, suspension of the Participant and execution of a buy-in if the Company has reason to believe the default of the Delivering Participant will be cured or that other arrangements adequate to protect the interests of the Company or the public have been made. In such event the Company may borrow the underlying Treasury Securities for the account and liability of the Delivering Participant to cover the Delivering Participant's obligations, charge all costs of the borrowing to the Participant's Account and apply margin in respect of the exercised Options and any credit balance in the Participant's Account to the costs of such borrowing. The Delivering Participant shall promptly, and in no event later than one hour after receiving notice, pay the remaining costs of such borrowing. The defaulting Delivering Participant shall instruct its Correspondent Bank to wire to the Company in Federal Reserve funds such amount. The failure of the Delivering Participant to pay timely the remaining costs of the borrowing will result in mandatory suspension and may result in the imposition of a fine. See "DESCRIPTION OF THE OPTIONS BUSINESS Default and Suspension of Participants - Sanctions."



                  If the Receiving Participant refuses to accept, and pay for, all securities tendered to it on the Exercise Settlement Date and such refusal continues or occurs after 1:00 P.M., the Company will sell-out the tendered securities for the account and liability of the defaulting Receiving Participant. The failure of the Receiving Participant timely to accept, and pay for, securities tendered to it results in mandatory suspension and may result in the imposition of a fine. See "DESCRIPTION OF THE OPTIONS BUSINESS - Default and Suspension of Participants - Sanctions."


Security Interest and Netting


                  The Company has a security interest in, lien upon and a right of setoff as to all money (including margin), securities (and rights with respect to the securities) and Long Positions held, carried or maintained in a Participant's Account (including a Participant's Liquidating Settlement Account) to secure any liability or obligation of a Participant to the Company in connection with the Participant's clearance activities. Assets of a Participant may be returned to the Participant only in accordance with the terms of the Procedures. See "DESCRIPTION OF THE OPTIONS BUSINESS - Premiums-Return of Margin." The security interest of the Company terminates when the assets are returned in accordance with the Procedures.



                  Each Participant acknowledges that it has entered into and will enter into each Option Contract in consideration of and in reliance upon the fact that all the Participant's Positions constitute a single business and contractual relationship between it and the Company and have been made in consideration of each other. Accordingly, (i) all obligations between such Participant and the Company under all Transactions shall be performed by it, and a default in such performance shall constitute a default by it in respect of all Transactions between them, (ii) such Participant and the Company shall be entitled to set off claims and apply property held by it in respect of any other Transaction to which such Participant is a party and
(iii) all payments, deliveries and other transfers made by or to be made by the Company to such Participant or Participant to the Company in respect of any Transaction to which such Participant is a party shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transaction between such parties, and the obligations to make any such payments deliveries and other transfers may be applied against each other and netted.


Fees


                  Participants are required to pay clearing agency fees to the Company in respect of all Transactions in such amounts as shall be specified by the Company from time to time. Each Participant that is a party to an Option transaction will be charged, and shall pay, such fees and shall instruct its Correspondent Bank to wire to the Company in Federal Reserve funds the amount of such fees.


Default And Suspension Of Participants

                  A Participant shall be summarily suspended if it has defaulted on its obligations to pay Net Daily Premium when due, to pay margin when due or to deliver or receive Treasury Securities, in each case in accordance with the Procedures. Suspension may be deferred, however, not more than two hours in the event of a default on the payment of Net Daily Premium, not more than two hours in the event of a default on the payment of margin and not more than twenty-four hours in the event of a default on the delivery of Treasury Securities.


                 A Participant may be summarily suspended if the Participant fails to meet the financial criteria established for admission or if the Participant is in such financial or operating difficulty that the Company determines that suspension is necessary for the protection of the Company or the investing public, and so notifies the Participant's appropriate regulatory agency, as defined in Section 3(a)(34) of the Exchange Act. A Participant may be summarily suspended if it has been and is expelled or suspended from any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act, but not including the Municipal Securities Rulemaking Board) or is subject to an order or direction withdrawing, suspending, revoking, or declaring invalid any license, charter, permit, membership or registration necessary or appropriate for any material portion of its business or causing it to cease or limit any of its customary business activities. In addition, the commencement of a case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution, or similar law may be grounds for summary suspension. A Participant that is unable to meet its obligations or is insolvent, or that fails to meet financial criteria established for admission, is required to cease entering into any Transactions and immediately notify the Company.



                  A suspended Participant, during the period of suspension, is ineligible to submit trades to the Company for clearance. Upon the suspension of a Participant, all margin deposited by such Participant and any credit or debit balance or other property in the Participant's Account shall be treated as constituting a Liquidating Settlement Account. Long Positions and Short Positions and exercised Options shall be closed promptly insofar as practicable and the net proceeds from the closing of all Positions and exercised Options shall be credited to the Liquidating Settlement Account. Any Premium, clearing agency fees, finance charges and other costs and expenses incurred in closing the Positions and exercised Options of the suspended Participant are charged to the Liquidating Settlement Account. A Participant shall instruct its Correspondent Bank to wire to the Company, Federal Reserve funds in the net amount of such obligations.


                  A defaulting Participant which is an insured party under a Surety Bond will be liable to the issuer thereof for reimbursement in the event of a payment to the Company under such Surety Bond triggered by such liquidation. See "DESCRIPTION OF SECURITIES - Credit Enhancement Facility." A defaulting Participant which is an account party to a Letter of Credit, if any, purchased by the Company will also be liable to the issuer thereof for reimbursement in the event of a draw on such Letter of Credit by the Company triggered by such liquidation. See "DESCRIPTION OF SECURITIES - Credit Enhancement Facility."

                  A suspended Participant shall be furnished, upon request, with a written statement of the grounds for suspension, and shall have the right to appeal its suspension by filing a written notice of appeal with the secretary of the Company within five days after the date of the suspension. Appeals shall be considered and decided by the Executive Committee no more than fourteen days after the filing of the notice of appeal. The Executive Committee shall, by majority vote, affirm or reverse the suspension and shall notify the appellant in writing of the decision. If the decision shall have been to affirm the suspension, the appellant shall be given a written statement of the grounds therefor. Any decision of the Executive Committee to affirm a suspension shall be reviewable by the Board of Directors on its own motion or on written demand of the appellant.


                  The filing of an appeal shall not impair the validity or stay the effect of the suspension which is being appealed. The reversal of a suspension shall not invalidate any acts of the Company taken prior to such reversal pursuant to such suspension, and the rights of any Person which may arise out of any such acts shall not be affected by the reversal of such suspension.


Amendments To Procedures

                  The Procedures may be amended from time to time by the Company pursuant to Section 19(b) of the Exchange Act and Rule 19b-4 thereunder. Under those provisions, a proposed rule change may take effect upon filing with the Commission (subject to the Commission's right to abrogate such rule change) if designated by the Company as (i) constituting a stated policy, practice or interpretation with respect to the meaning, administration or enforcement of an existing rule of a self-regulatory organization, (ii) establishing or changing a fee or charge, or (iii) a change which is concerned solely with the administration of the Company. Other rule changes may take effect after the filing of such proposed rule changes with the Commission, the publication of notice thereof and after providing an opportunity for the submission of written data, views and arguments by interested persons.

Sanctions


                  A Participant may be suspended or its participation may be limited for any violation of the Procedures. In addition to or in lieu of such sanctions, such Participant may be subject to a fine. Before any sanctions are imposed (other than pursuant to summary suspension discussed above), the Participant is furnished with a written statement of the violation and sanction imposed. Such Participant shall, upon submission of an answer to the written statement, have the right to a hearing before the Executive Committee, which shall furnish the Participant and the Board of Directors with a written statement of its decision.


                  In the event that the Executive Committee fines, suspends or limits the activities of a Participant, such Participant may apply for review to the Board of Directors. The granting of any such motion shall be within the sole discretion of the Board of Directors. In addition, the Board of Directors may determine to review any such action by the Executive Committee on its own motion. The Participant shall be notified in writing of the decision of the Board of Directors.


                  Any Participant upon whom a final sanction is imposed shall be notified in writing that the imposition of such sanction may be subject to review by the appropriate regulatory agency, as defined in Section 3(a)(34) of the Exchange Act, for the Participant pursuant to
Section 19(d)(2) of the Exchange Act, and the rules and regulations of such regulatory agency. The imposition of sanctions in no way limits or restricts the assertion of other rights or remedies of the Company against a Participant under applicable law.



Hours Of Operation



                  Option trades may be submitted to the Company for acceptance and clearance on any Business Day between 9:00 A.M. and 5:00 P.M., except that expiring options may be submitted on the Expiration Date thereof from 9:00 A.M to 1:30 P.M.



Operation Of The Options Business



                  The Company reviews the trade reports delivered by Participants and/or an IDB and accepts for clearance Option transactions in accordance with the Procedures. The Company also receives exercise notices with respect to Options and clears and settles the purchase and sale of Treasury Securities upon settlement thereof. Additionally, the Company provides reports with respect to the Options business. The issuance and distribution of such reports are in accordance with the Procedures.



                  The Company maintains its books and records as necessary to receive the payment of Premium, margin and clearing agency fees from Participants and to facilitate the settlement of Transactions upon the exercise of the Option. The Clearing Bank safekeeps all property and funds delivered to it for the account of the Company.




                  Under arrangements with Muller Data, Inc., an independent vendor of securities market data, bid and asked price information used in the determination of the Closing Price is furnished to the Company.

Participants' Committee



                  The Company has established a Participants' Committee, consisting of from five to fifteen members, to advise it on matters pertaining to the operation of the Options business. The Participants' Committee acts in an advisory capacity only and the Company is not bound by any of its actions.



Suspension Or Termination Of The Options business



                  Upon notice to Participants, operation of the Options business may be suspended or terminated at any time by the Company. Such suspension or termination will not in any respect alter the terms of any outstanding Series of Options absent the consent of each Participant maintaining a Long or Short Position in such Series of Options. The Commission may terminate operation of the Company in certain circumstances pursuant to Section 19(I) of the Exchange Act. See "SPECIAL RISKS."

                         THE SECONDARY MARKET IN OPTIONS

                  Participants as Holders or Writers of Options may liquidate their positions in offsetting Closing Transactions. Because Holders and Writers of Options are not contractually linked to each other, but instead have rights and obligations running to the Company, the secondary market in Options does not operate in the same manner as the secondary market in stocks, in that Options are not actually transferred from one Holder or Writer to another in a Closing Transaction. Closing Transactions are placed and executed in the same manner as Opening Transactions.

Closing Sale Transactions

                  A Holder of a Call may realize a gain or loss (as the case may be) by entering into a Closing Sale Transaction by selling a Call on the same Treasury Securities having an identical Expiration Date and Exercise Price. Similarly, the Holder of a Put may realize a gain or loss (as the case may be) by entering into a Closing Sale Transaction by selling a Put on the same Treasury Securities having an identical Expiration Date and Exercise Price. A Holder of an Option with an unrealized gain may decide to exercise the Option rather than enter into a Closing Sale Transaction after evaluating the relative market prices of the Option and the underlying Treasury Securities, the applicable transaction costs, margin requirements, tax considerations, investment objectives, and other relevant considerations.

                  To effect a Closing Sale Transaction, a Participant must have a Long Position of the number of Options involved in the transaction (otherwise the Closing Sale Transaction shall be deemed to be an Opening Writing

Transaction). When the Closing Sale Transaction is executed, the Holder's Long Position will be reduced or extinguished, as the case may be, and it will no longer be able to exercise its Option. When the Closing Sale Transaction is executed, the Company buys the Option and concurrently sells an Option which results in an Opening Purchase Transaction or Closing Purchase Transaction for the Participant which negotiated the trade with the Holder.


                  The clearance of a Closing Sale Transaction, like all other Option transactions, is subject to the receipt by the Company of Matching Trade Reports.

Closing Purchase Transactions


                  Closing Purchase Transactions are effected by a Writer of a Call or Put for varying purposes including realizing a profit on an outstanding position and limiting a loss incurred as a result of an adverse price movement in the underlying Treasury Securities. A Participant may realize a net gain or loss from a Closing Purchase Transaction depending upon whether the amount of the Premium received in writing the Option is more or less than the cost of effecting the Closing Purchase Transaction.


                  To terminate the Writer's obligation, the Writer buys an Option in the same Series as the Option it previously wrote, which has the effect of canceling the Writer's pre-existing obligation. To effect a Closing Purchase Transaction, a Participant must have a Short Position for at least the number of Options involved in the transaction (or otherwise it shall be deemed an Opening Purchase Transaction). When the Closing Purchase Transaction is executed, the Company sells an Option and concurrently buys an Option resulting in an Opening Writing Transaction or Closing Sale Transaction for the Participant negotiating the trade with the Writer.


                  If otherwise meeting criteria for acceptance, a Closing Purchase Transaction becomes effective upon the timely receipt of Matching Trade Reports by the Company. Until the Closing Purchase Transaction is accepted by the Company, the Writer's Short position will not be closed and all existing obligations on such Short position will remain in effect.

                                   THE COMPANY


                  Delta Clearing Corp. was incorporated in January, 1988 in the State of Delaware under the name Delta Options Corp. The Company amended its Certificate of Incorporation by changing its name to Delta Government Options Corp. in June, 1988, and once again, to Delta Clearing Corp. in February, 1996. The Company is a registered clearing agency pursuant to Section 17A under the United States Securities Exchange Act of 1934, as amended. The Company commenced operations on January 12, 1989 immediately following the issuance of the Company's Clearing Agency Order by the United States Securities and Exchange Commission. The Company's principal executive offices are located at 525 Washington Blvd. - Suite 3300, Jersey City, New Jersey 07310, Telephone number
(201) 418-8900.


Directors And Executive Officers


                  The Company's directors were elected in March 1997 and the terms of office of all directors and executive officers extend to March 1998 or to such later date on which their successors are elected. The directors and executive officers of the Company are as follows:


         NAME                       POSITION


         Hans Angermueller.....     Director and Chairman of the Board

         Michael Spencer.......     Director
         Julian Childs.........     Director
         Peter Edge............     Director
         David Gelber..........     Director

         Michael L. Hein.......     Director


         Stephen K. Lynner.....     Director and President

         John Grebenstein......     Director and Executive Director

         Ronald H. Buckner.....     Chief Financial Officer
                                      and Controller

         Declan Kelly..........     Secretary


         Hans H. Angermueller, 72, has been non-executive Chairman of the Company since May 1996. Mr. Angermueller retired from Citicorp in 1989 where his primary responsibilities were oversight of legal and regulatory affairs and government relations. Mr. Angermueller serves in an "of counsel" capacity with the international law firm, Shearman & Sterling, of which he was a partner prior to joining Citicorp in 1973.



         Michael Spencer, 41, has been a director of the Company since October 1995. Since 1986, he has been Chairman of Intercapital Group Limited. From 1983 to 1986, Mr. Spencer was a director and money broker at Fulton Prebon in London, and from 1980 to 1983 was an Assistant Vice President and futures broker at Drexel Burnham Lambert in London. Mr. Spencer is a director of several U.S. affiliates of Intercapital Group Limited and of Dart (USA) Inc.



         Julian Childs, 47, has been a director of the Company since October 1995. He is currently Chief Operating Officer of Dow Jones Telerate Holdings, Inc. ("Telerate"). From 1991 to 1995, Mr. Childs served as Executive Vice President of Telerate, with responsibility for the Asia Pacific region, the Americas and Europe/Gulf. Prior to that, Mr. Childs was Managing Director of Telerate, responsible for all Asia Pacific operations of Dow Jones Telerate.



         Peter Edge, 37, has been a director of the Company since October 1995. He is currently Chief Executive Officer of EXCO plc. He began working for EXCO plc in 1980 as a deposit broker. In 1989, he was appointed to the Board of Directors of EXCO plc. In addition, Mr. Edge is Chairman of EXCO plc's money markets products committee.



         David Gelber, 48, has been a director of the Company since October 1995. He currently serves as Group Managing Director of Intercapital Group Limited. For the twelve years prior to joining Intercapital Group Limited in 1994, Mr. Gelber held a variety of positions in the derivatives areas, including, most recently, Chief Operating Officer of Midland Global Markets (January 1993 to March 1994) and Global Manager-Swaps and Options at Hong Kong & Shanghai Bank (March 1989 to December 1993). Additionally, Mr. Gelber served for four years as a director of the International Swap Dealers Association (ISDA) and was a member of the working group that compiled the Group of 30 report on derivatives.



         Michael L. Hein, 54, was elected a director of the Company in March 1994. Mr. Hein has been a managing director of CapMAC since its founding in 1987. Prior to joining CapMAC, Mr. Hein held several positions at Citicorp/Citibank, most recently as a Vice President in the rate risk management department of Citicorp Investment Bank.



         Stephen K. Lynner, 45, was appointed president of the Company in March 1996 and elected a director in April 1996. He had previously served on the Board of the Company from the Company's inception to October 1995. During that time he served as president of RMJ Options Trading Corporation. From January 1985 to April 1988, he was managing director of Security Pacific Options Services Corporation. From September 1981 through December 1984, he was a trader with Chemical Bank's Primary Dealer Group.



         John Grebenstein, 44, has been a director of the Company since November 1995, with the title Executive Director. He is responsible for all repurchase agreement related activities.

From August 1994 until November 1995, he was a Vice President at Exco RMJ Securties Corp., an IDB, responsible for new product development. From 1989 until August 1994, Mr. Grebenstein held various management positions at Garban Ltd., also an IDB. Prior to that, Mr. Grebenstein was a Vice President in the fixed income division of Nomura Securities International responsible for global financing.


         Ronald H. Buckner, CPA, 36, was hired in February 1994 and elected controller in March 1994. In October 1995 he was elected chief financial officer. From April 1990 to March 1994, Mr. Buckner was the director of Financial Analysis for Panavision International, L.P., an international lessor of motion picture film equipment and, prior to its reorganization, a wholly-owned subsidiary of Warburg Pincus, L.P. From 1986 to 1990, Mr. Buckner was chief financial officer and corporate controller for Retail Services, Inc., a publicly held national retail and real-estate development concern.

         Declan Kelly, 35, has been Secretary of the Company since October 1995. Since 1994, he has been a member of the Derivatives Product Group of Intercapital Group Limited, with the title Head of Strategic Development. From 1987 to 1994, Mr. Kelly was the Head of Global Swaps and Derivatives at BNP Capital Markets in London. For one year prior to that, Mr. Kelly was a trader in the Swaps Group at Chase Manhattan Bank in London. He is qualified as a member of the Institute of Chartered Accountants in Ireland.

Executive Compensation

         The following table summarizes for each of the Company's last three fiscal years, all compensation awarded to, earned by, or paid, 1) to the Company's chief executive officer for services rendered in all capacities to the

Company, and 2) to all other executive officers of the Company whose total annual salary and bonus exceed $100,000.


NAME AND                                                           OTHER ANNUAL
PRINCIPAL                               SALARY        BONUS        COMPENSATION
POSITION                   YEAR            ($)           ($)           ($)
--------                   ----            ---           ---           ---
Barry E. Silverman (1)     1996        $138,000        $      0        $ 0
President,                 1995         138,000 a        24,543          0
Chief Executive Officer    1994         100,000          20,000          0



Ronald H. Buckner          1996         110,000               0          0
Chief Financial Officer,   1995         110,000 b         7,500          0
Controller                 1994          48,125               0          0


                                       40



John Grebenstein           1996         200,000 c             0          0
Director,                  1995         200,000               0          0
Executive Director



Stephen K. Lynner          1996         200,000 d             0          0
Director, President

(1)Effective March 31, 1997, Mr. Silverman elected to leave the employ of the Company.
a  Salary became effective October 1, 1995.  Mr. Silverman's salary for the year was $109,500.
b  Salary became effective October 1, 1995.  Mr. Buckner's salary for the year was $71,042.
c  Salary became effective November 15, 1995.  Mr. Grebenstein's salary for the year was $33,333.
d Salary became effective October 1, 1995. Mr. Lynner's salary for the year was $158,333.

Compensation of Directors

         Effective June 1, 1996, Mr. Angermueller, the Companys non-executive chairman was approved to receive a per annum retainer of $10,000 payable in four equal installments, plus an additional $1,000 per meeting of the board of directors. Mr. Angermueller was paid $10,500 in 1996. The Company does not pay any remuneration to its other non-executive directors.

Principal Stockholders


                  The following table sets forth the number of shares of Common Stock, the only class of capital stock of the Company, owned beneficially by each of the Company's stockholders.


                                    NUMBER OF
                                    SHARES
         NAME AND ADDRESS OF        BENEFICIALLY            PERCENTAGE
         BENEFICIAL OWNER           OWNED(1)                OWNERSHIP(1)

INCAP Netherlands
 (Holdings) B.V.(1).........          585,900                  65.1%
         c/o Intercapital
           Group Limited
         153 East 53rd Street
         New York, NY 10022

Dow Jones Telerate
 Holdings, Inc (2)..........          134,100                  14.9%
         200 Liberty Street
         New York, NY 10281

EXCO plc....................          180,000                  20.0%
         Sherbourne House
         119 Cannon Street
         London EC4N 5AX
         England
                                      -------                ------
                                      900,000                 100.0%


All officers and directors
as a group (10 individuals)..            (3)                   (3)
                                         ===                   ===


---------------

(1) INCAP Netherlands (Holdings) B.V. is a wholly-owned subsidiary of Intercapital Group Limited, a U.K. company.




(2) Dow Jones Telerate Holdings, Inc. Is a direct, wholly-owned subsidiary of Dow Jones & Company, Inc.



(3) Each of the stockholders of the Company is an affiliate of a director of the Company. See "Directors and Executive Officers" above. As a result, the directors and executive officers may be deemed, as a group, to be the beneficial owners of all of the Company's Common Stock.


                                    BUSINESS


                  The business of the Company consists of the clearance and settlement of Repos and the issuance and clearance of put and call options written on Treasury Securities which, prior to engaging in the clearance and settlement of Repos in the fourth quarter of 1995, represented the Company's sole business activity.



                  The Company's customer base is limited to large, well-capitalized financial institutions active in the over-the-counter marketplace. Transactions are effected directly between such institutions or through the services of IDBs. Such transactions are submitted to and subsequently cleared and settled by the Company. Pursuant to the Procedures governing the operation of the Company's systems, there is only one (1) IDB for Options, while multiple IDBs are permitted to submit trades for Repos. However, the Company has submitted a proposed rule filing with the Commission to authorize multiple IDBs for Options. The Clearing Bank provides services for both Options and Repos.



                  The Company is the counterparty to all Repos and Options cleared and settled through it. The Company assumes a reverse repurchase agreement for every Participant effecting a repurchase agreement with the Company and conversely, assumes a repurchase agreement for every Participant effecting a reverse repurchase agreement. The Company assumes all obligations associated with each repurchase and reverse repurchase agreement including receipt and payment of coupon interest, substitutions of underlying collateral and repricing of matched outstanding obligations. With respect to Options accepted for clearance, the Company issues in book-entry form a Put or Call Option to the purchasing Participant and simultaneously purchases a matching Put or Call Option, (as the case may be) from the selling Participant, thereby ensuring that the Company's Short Positions are at all times offset by corresponding Long Positions. The

Company undertakes performance of all obligations arising under these contracts and, accordingly, the Company undertakes the settlement of premium obligations and assumes the obligation to sell underlying Treasury Securities at the strike price from the buyer of a Call Option upon the exercise of that Option and to purchase underlying Treasury Securities at the strike price from the buyer of a Put Option upon the exercise of that Option.



                  In addition to acting as issuer and undertaking the performance of obligations relating to all transactions effected by Participants with the Company, the Company performs the following functions. First, the Company is responsible for admitting Participants. This responsibility entails setting Participant admission criteria and determining whether applicants meet such criteria. Second, the Company enforces its rules and Procedures. Third, the Company sets Participant margin requirements, and Exposure limits. Fourth, in accordance with its Procedures, the Company makes determinations concerning the suspension of Participants and directs the liquidation of a suspended Participant's position. Finally, the Company maintains a Credit Enhancement Facility. See "DESCRIPTION OF THE OPTIONS BUSINESS - Credit Enhancement Facility."





                                   PROPERTIES



                  The Company leases its principal executive office space on the 33rd Floor of 525 Washington Blvd, in Jersey City, New Jersey. The leased premises consist of approximately 5,348 square feet of office space and certain leasehold improvements. The offices are leased under a lease which expires on February 4, 2007. The lease agreement calls for the Company to make rental payments totaling $1,551,000 over the next ten years.



                                LEGAL PROCEEDINGS



                  The Company has no pending legal proceedings.





                                     INSURER



             CapMAC is a New York-domiciled monoline stock insurance company which engages only in the business of financial guarantee and surety insurance. CapMAC is licensed in 50 states in addition to the District of Columbia, the Commonwealth of Puerto Rico and the territory of Guam. CapMAC insures structured asset backed, corporate, municiple and other financial obligations in the U.S. and international capital markets. CapMAC also provides financial guarantee reinsurance for structured asset backed, corporate, municipal and other financial obligations written by other major insurance companies.



             CapMAC's claims-paying ability is rated "Aaa" by Moody's Investors Service, Inc. ("Moody's), "AAA" by Standard & Poor's Corporation ("Standard & Poor's"), "AAA" by Duff & Phelps Credit Rating Co.("Duff & Phelps") and "AAA" by Nippon Investors Service Inc. Such ratings reflect only the views of the respective rating agencies, are not recommendations to buy, sell or hold securities and are subject to revision or withdrawal at any time by such rating agencies.


             CapMAC is wholly owned by CapMAC Holdings Inc. ("Holdings"), a company that is owned by a group of institutional and other investors, including CapMAC's management and employees.

             Neither Holdings nor any of its stockholders is obligated to pay any claims under any surety bond issued by CapMAC or any debts of CapMAC or to make additional capital contributions.

             CapMAC is regulated by the Superintendent of Insurance of the State of New York. CapMAC is subject to regulation by the insurance departments of the other jurisdictions in which it is licensed. CapMAC is subject to periodic regulatory examinations by the same regulatory authorities.

             CapMAC is bound by insurance laws and regulations regarding capital transfers, limitations upon dividends, investment of assets, changes in control, transactions with affiliates and consolidations and acquisitions. The amount of exposure per risk that CapMAC may retain, after giving effect to reinsurance, collateral or other security, is also regulated. Statutory and regulatory accounting practices may prescribe appropriate rates at which premiums are earned and the levels of reserves required. In addition, various insurance laws restrict the incurrence of debt, regulate permissible investments of reserves, capital and surplus, and govern the form of surety bonds.

             CapMAC's obligations under the surety bonds may be reinsured. Such reinsurance does not relieve CapMAC of any of its obligations under the Surety Bonds.

             The surety bonds are not covered by the property/casualty insurance security fund specified in Article 76 of the New York Insurance Law.

             As at December 31, 1996, CapMAC had statutory qualified capital, which consisted of statutory capital, unassigned surplus and contingency reserves of approximately $260 million. Article 69 of the New York State Insurance Law requires CapMAC to establish and maintain the contingency reserve, which is available to cover claims under surety bonds issued by CapMAC.



             In addition to its statutory qualified capital and other reinsurance arrangements available to pay claims under its surety bonds, CapMAC has a "stop-loss" reinsurance treaty with Mitsui Marine and Fire Insurance Co., Ltd,.("Mitsui") which indemnifies CapMAC for up to $50 million of incurred losses above $100 million. Effective January 1, 1997 the stop-loss reinsurance coverage increased to $75 million in excess of incurred losses above $150 million increasing annually based on increases in CapMAC's statutory qualified capital. The new stop-loss reinsurance is provided by Mitsui, AXA Re Finance S.A., and Munchener Ruckversicherungs-Gesellschaft.



             CapMAC also has available a $150,000,000 standby corporate liquidity facility (the "Liquidity Facility") provided by a syndicate of banks rated A1+/P1 by Standard & Poor's and Moody's, respectively. The Liquidity Facility is currently scheduled to expire in September, 1999 and may be extended from time to time. Under the Liquidity Facility CapMAC will be able, subject to satisfying certain conditions, to borrow funds from time to time in order to enable it to fund any claim payments or payments made in settlement or mitigation of claims payments under its surety bonds, including the Surety Bond(s).



             The following financial data is derived from audited financial statements of CapMAC, prepared in accordance with generally accepted accounting principles, for the period ended December 31, 1996. Copies of CapMAC's financial statements prepared in accordance with statutory accounting standards, which differ from generally accepted accounting principles, and filed with the Insurance Department of the State of New York are available upon request. CapMAC is located at 885 Third Avenue, New York, New York 10022, and its telephone number is (212) 755-1155.

                            (In millions of dollars)



                                                              Year Ended
         Income Statement                                 December 31, 1996
         ----------------                                 -----------------
         Net Premiums Earned                                  $   40.6
         Net Investment Income                                    17.0
         Net Realized Capital Gains                                0.2
         Fees                                                      0.1
         Expenses                                                 27.3
         Income Taxes                                              8.6
         Net Income                                               22.1


         Balance Sheet                                    December 31, 1996
         -------------                                    -----------------
         Cash                                                      0.4
         Investment                                              314.7
         Deferred Acquisition Costs                               45.4
         Other Assets                                             33.9
         Total Assets                                            394.3
         Unearned Premiums                                        68.3
         Other Liabilities                                        36.6
         Total Liabilities                                       104.8
         Stockholders' Equity                                    289.5
         Total Liabilities and
            Stockholders' Equity                                 394.3

                         FEDERAL INCOME TAX CONSEQUENCES


                  Participants are expected to be dealers in securities, banks, insurance companies, tax-exempt entities, regulated investment companies and other entities that are subject to special federal income tax regimes. The federal income tax consequences to any such Participant of acquiring, writing, holding or disposing of Options will depend upon the particular circumstances of such Participant. Participants should consult their own tax advisors with respect to the federal, state, local and foreign tax consequences arising from acquiring, writing, holding or disposing of the Options.


                              PLAN OF DISTRIBUTION


                  The Company issues Put and Call Options and interposes itself in each transaction-acting as writer to each Purchasing Participant and as the purchaser of a Matching Put or Matching Call from each Writing Participant. The

Options business is designed to facilitate the clearance of Put and Call Options on Treasury Securities.



                  Participants disseminate bid and ask quotations through an IDB designating the Company as counterparty to all Option transactions. This affords Participants with the opportunity to effect Options transactions on a "blind brokered" basis through an automated communications network linking video display terminals in their respective offices. As an alternative to using an IDB as a blind broker, Participants are free to communicate bid and ask quotations directly to each other.



                  Participants processing Options transactions through the Company are assessed clearing agency fees, in addition to any fines for the late payment of margin or for other violations of the Procedures. There are no commissions or fees payable in connection with the admission of Participants by the Company.


                                  LEGAL MATTERS

                  The legality of the Put and Call Options have been passed upon for the Company by Morgan, Lewis & Bockius, 101 Park Avenue, New York, New York 10178, special counsel to the Company.

                                     EXPERTS


                  The statement of financial condition of the Company as of December 31, 1996, and the related statement of operations, changes in stockholders' equity and cash flows for the year then ended included in this prospectus have been audited by Deloitte &

Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. Additionally, the statement of financial condition of the Company as of December 31, 1995, and the related statements of operations, changes in stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 1995 included in this prospectus have been audited by KPMG Peat Marwick LLP, independent auditors, as stated in their report also appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. See "CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE."




                   MARKET FOR THE COMPANY's COMMON EQUITY AND
                           RELATED STOCKHOLDER MATTERS



                  The Company was originally capitalized by the sale of shares of its Common Stock under an offering exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"). As a result, there is no established trading market for the outstanding class of the Company's Common Stock. As of April 25, 1997, 900,000 shares of the Company's Common Stock were held by three stockholders. See "THE COMPANY - Principal Stockholders." The Company has not entered into any arrangement or understanding to issue options or warrants to acquire shares of the Company's Common Stock or to register any shares of such Common Stock under the Securities Act. The Company has paid no cash dividends since its formation and does not anticipate the payment of dividends for the foreseeable future.

                     SELECTED FINANCIAL DATA OF THE COMPANY





                                        1996             1995            1994            1993            1992
                                        ----             ----            ----            ----            ----
OPERATING RESULTS:

  Clearing Fees:

    Repos                            $     920,100   $         337       $   --          $     --        $     --

    Options                                 20,766         110,024       1,140,102         717,906          366,123

  Interest income                          280,220         343,604         289,663         261,620          305,014

  Net Revenue                            1,221,086         453,965       1,429,765         979,526          671,137

  Operating expenses                     3,242,670       1,517,561         959,120         831,663          745,043

  Net income (loss)                    (2,021,584)     (1,063,596)         470,645         147,863         (73,906)


YEAR-END BALANCES:

  Total Assets                          89,723,343      13,012,040      59,741,899     110,064,955      100,829,050

  Margin payable                        84,056,218       6,407,840      52,272,837     103,079,929       93,988,904

  Long-term debt                           800,000              --              --              --               --

  Stockholders' Equity                   4,329,987       6,351,571       7,415,167       6,944,522        6,796,659


PER COMMON SHARE DATA:

  Income(loss)                              (2.24)          (1.18)            0.52            0.16           (0.08)

  Cash dividends declared                       --              --              --              --               --

  Book value                                  4.81            7.06            8.24            7.72             7.55

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS



         The Company commenced operations on January 12, 1989 immediately following the issuance of the Company's 17A Clearing Agency Order (the "Order") by the Commission. Following the issuance of the Order, the Company commenced solicitation of a number of qualified financial institutions as Participants. As of December 31, 1996, 25 Participants were enrolled and authorized by the Company for clearance and settlement of Repos transactions. Additionally, 36 Participants were enrolled and authorized by the Company for clearance and settlement of Options transactions. This represents an increase in Repos Participants of 16 and a decrease in Options Participants of 2 from December 31, 1995. This reflects the continued growth of the Company's Repos Participant base and corresponding activity, and the removal of inactive Participants relative to Options activity. While the success of the Repos product is still to be determined, it has become the dominant business of the Company. The Company continues to await approval from the Commission of a pending rule change filing of its Procedures that will allow multiple IDBs to submit Options transactions to the Company. Currently only one IDB is permitted to submit such transactions directly to the Company for clearance. It is anticipated that once approved, the Company's Options Business will increase.



                  For the year ended December 31, 1996, the Company cleared approximately $2.9 trillion notional amount of matched Repos and issued 1,970 matched option contracts to Participants. On December 31, 1996, Participant's cash and cash equivalents held for margin by the Company was $84,056,218. During 1996, the requirements of the Company for cash and cash equivalents held for margin fluctuated from a high of $122 million to a low of $6 million due to Participants' clearing activity.



         For the years ended December 31, 1996 and 1995, the Company reported total revenue of $1,221,086 and $453,965 respectively, reflecting an increase of approximately 169% in 1996. This increase included an approximate 752% increase in clearing fees to $940,866 from $110,361 in 1996 and 1995, respectively. Repos clearing fees increased to $920,100 in 1996 from $337 in 1995, reflecting the continued growth of the Repos business. Options clearing fees fell from $110,024 in 1995 to $20,766 in 1996. On April 17, 1996, the original and sole IDB for Options trades submitted to the Company for clearance and settlement exited the business. This action followed the departure of several of the IDB's experienced options traders which occurred in September 1994. Although a new IDB relationship was immediately established, the success of the Options business is dependent on the ability of the Company to utilize multiple IDBs pursuant to a pending rule change filing of its Procedures submitted to the

Commission as mentioned above. Investment income of $280,220 in 1996 decreased 18% from $343,604 in 1995 as a result of lower available funds for investment.



         Clearing expenses are comprised, principally, of fees payable to the providers of the Company's CEF as well as fees charged by the Company's Clearing Bank. The cost of the CEF does not vary significantly with the levels of clearing activity or Participant enrollment, however, in October, 1995 the cost of the CEF increased as a result of the Company's decision to enhance the CEF from $100 million to $250 million to support the provision of clearing services for Repos. The increased CEF resulted in a corresponding increase in cost of approximately 80% in 1996 to $925,000 versus $515,208 in 1995 due primarily to the maintenance of the increased facility for the entire year in 1996 versus only four months of 1995. In November, 1995, the Company began utilizing a new Clearing Bank. The terms of this new banking relationship call for fees sensitive to the levels of clearing activity. In 1996, the Company incurred bank charges of $191,793 versus $4,027 in 1995. This increase is due to the growth in the Repos business.



                  Professional fees decreased approximately 5% to $435,677 in 1996 versus $457,413 in 1995. In 1995, the Company incurred significant costs to effectuate regulatory rule filings with the Commission as the Company sought approval for its Repos clearing activity. Additionally, in 1995, costs were incurred during the transition of the Company's change of ownership, its purchase of system hardware and software and several related contractual changes that were effected during the year. These costs were not incurred in 1996. However, the decrease in such professional fees were mitigated as the Company has embarked on the development of several new products and has incurred significant expense relative to other regulatory rule filings with the Commission. In 1996 employee compensation and benefits increased by approximately 187% to $1,127,891 versus $393,472 in 1995 as a result of an increase in staffing. Occupancy costs increased approximately 407% to $124,171 from $24,500 in 1996 and 1995, respectively, as a consequence of an over five-fold increase in the square footage of the Company's leased office space. Depreciation increased approximately 358% from $27,072 in 1995 to $124,030 in 1996. This increase reflects the purchase by the Company of systems hardware and software in October, 1995. Other expenses increased approximately 199% in 1996 to $286,905 from $95,869 in 1995. The increase reflects the additional costs to the Company of supporting its Repos business.



                 For the year ended December 31, 1995, the Company cleared approximately $2.4 billion notional of matched Repos, its first year of such activity, and issued 3,945 matched option contracts to Participants. For the years ended December 31, 1995 and 1994, the Company reported total revenue of $453,965 and $1,429,765 respectively, reflecting a decrease of approximately 68% in 1995. This decrease included an approximate 90% decrease in clearing fees to $110,361 from $1,140,102 in 1995 and 1994, respectively, reflecting the continued effect of several experienced options traders leaving the employ of the sole IDB submitting Options trades for clearance to the Company. Such departures occurred in September 1994. Additionally, clearing fees generated on the Repos business were negligible in the Company's first year of such operation, generating $337. On August 3, 1995 this IDB agreed to waive its exclusivity rights with respect to the submission of Options trades to the Company. This waiver allowed the Company to seek other IDBs to offer its Options clearing services and to initiate the required rule change filing with the Commission as mentioned above. Investment income of $343,604 and $289,663 in 1995 and 1994, respectively, increased approximately 19% principally as a result of higher interest rates in 1995.



         In October, 1995 the Company increased the CEF to $250 million from $100 million to support the provision of clearing services for Repos. This increase represents the only change in the CEF throughout 1995 and 1994. The increase in clearing expenses of approximately 30% in 1995 to $519,235 versus $400,000 in 1994 was due primarily to the increased CEF. Professional fees increased approximately 165% to $457,413 in 1995 versus $172,169 in 1994. This increase primarily reflects the costs to the Company to effectuate regulatory rule filings with the Commission as the Company sought approval for its Repos clearing business. Additionally, costs were incurred during the transition of its change of ownership, the purchase of the Company's system hardware and software, and several related contractual changes that were effected during the year. In 1995 employee compensation and benefits increased by approximately 30% to $393,472 versus $303,257 in 1994 as a result of an increase in staffing.



Liquidity and Capital Resources



                  The Company's liquidity is currently derived from two sources:
Liquidity for the clearance of Repos is provided through the Participants' performance of their Repos agreements and, to the extent required, a liquidity facility in the amount of $250 million provided by the Bank of New York. All other liquidity needs are met through the Company's capital resources of approximately $4.3 million obtained from the issuance of its Common Stock in 1989. Due to start up costs incurred during the introduction of Repos clearing services, the Company's capital has been reduced. On September 30, 1996, the Company received $800,000 of proceeds from the issuance of two (2) subordinated notes: Intercapital Group Limited, in the amount of $651,000; and Dow Jones Telerate

Holdings, Inc., in the amount of $149,000. On February 20, 1997, an additional subordinated note was issued and proceeds received by the Company in the amount of $651,000 from Intercapital Group Limited. The Company expects that its existing capital resources and subordinated debt proceeds will be sufficient to meet its capital and liquidity requirements for the foreseeable future.



         CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
                           AND FINANCIAL DISCLOSURE



                  On November 4, 1996, the firm of KPMG Peat Marwick was dismissed as the principal accountant to audit the Company's financial statements. Reports on the financial statements of the Company by KPMG Peat Marwick LLP for the years ending December 31, 1995 and 1994, respectively, did not contain any adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles. The decision to change accountants was approved by the Company's Board of Directors. During the years ending December 31, 1995 and 1994, respectively, and for the subsequent interim period, January 1, 1996 through November 4, 1996, there were no disagreements with KPMG Peat Marwick LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.



                  On November 4, 1996, the firm of Deloitte & Touche LLP was engaged as principal accountant to audit the Company's financial statements.



                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS



                  On September 30, 1996, for proceeds received, the Company issued subordinated notes to Intercapital Group Limited, an affiliate of a shareholder, for $651,000, and Dow Jones Telerate Holdings, Inc., a shareholder, for $149,000. These amounts are payable on demand after September 30, 1997 and bear interest payable at a rate equal to LIBOR for three month deposits of U.S. dollars. At December 31, 1996, LIBOR was 5.625%. On February 20, 1997, the Company issued an additional subordinate note to Intercapital Group Limited for $651,000 under similar terms.

                          Index to Financial Statements



  Financial Statements                                                      Page

      Independent Auditors' Reports

           Deloitte & Touche LLP                                             F-2
           KPMG Peat Marwick LLP                                             F-3

      Statements of Financial Condition at December 31, 1996                 F-4
      and 1995

      Statements of Operations, years ended December 31, 1996,               F-5
      1995 and 1994.

Statements of Cash Flows, years ended December 31, 1996, 1995 and 1994.      F-6

Statements of Changes in Stockholders' Equity, years ended December 31,
 1996, 1995 and 1994.                                                        F-7

Notes to Financial Statements                                                F-8

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
Delta Clearing Corp.:

We have audited the accompanying statement of financial condition of Delta Clearing Corp. (the "Company") as of December 31, 1996, and the related statements of operations, changes in cash flows and stockholders' equity for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company at December 31, 1996 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

Deloitte & Touche LLP

March 15, 1997
New York, New York

                          Independent Auditors' Report

Board of Directors
Delta Clearing Corp.:

We have audited the accompanying statement of financial condition of Delta Clearing Corp. as of December 31, 1995, and the related statements of operations, changes in stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Delta Clearing Corp. as of December 31, 1995, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

KPMG Peat Marwick LLP

March 15, 1996


DELTA CLEARING CORP.

STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 1996 AND 1995
-----------------------------------------------------------------------------------------------------------------------------------

ASSETS                                                                                1996                 1995
CURRENT ASSETS:
 Cash                                                                              $ 1,670,883           $   559,802
 Margin accounts of participants (Note 2)                                           84,056,218             6,407,840
 Investments in U.S. Treasury securities,
  at amortized cost (Note 3)                                                         3,369,715             5,679,022
 Prepaid expenses and other current assets                                             290,515                71,355
                                                                                   -----------           -----------
     Total current assets                                                           89,387,331            12,718,019

OFFICE FURNITURE AND EQUIPMENT-At cost, net of
 accumulated depreciation of $188,857 and $64,827 for
 1996 and 1995, respectively                                                           309,150               267,159

OTHER ASSETS                                                                            26,862                26,862
                                                                                   -----------           -----------
TOTAL ASSETS                                                                       $89,723,343           $13,012,040
                                                                                   ===========           ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
 Margin payable (Note 2)                                                           $84,056,218           $ 6,407,840
 Accounts payable and accrued expenses                                                 480,845               252,629
 Deferred revenue (Note 1)                                                              56,293                    --
                                                                                   -----------           -----------
     Total current liabilities                                                      84,593,356             6,660,469
                                                                                   -----------           -----------
SUBORDINATED BORROWINGS                                                                800,000                    --
                                                                                   -----------           -----------
STOCKHOLDERS' EQUITY:
 Common stock, $.01 par value; 1,000,000 shares authorized,
  900,000 shares outstanding                                                             9,000                 9,000
 Additional paid-in capital                                                          8,991,000             8,991,000
 Accumulated deficit                                                                (4,670,013)           (2,648,429)
                                                                                   -----------           -----------
     Total stockholders' equity                                                      4,329,987             6,351,571
                                                                                   -----------           -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                         $89,723,343           $13,012,040
                                                                                   ===========           ===========


See Notes to Financial Statements.

DELTA CLEARING CORP.

STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
--------------------------------------------------------------------------------
                                             1996         1995        1994

REVENUES:

 Clearing fees:

   Repurchase and reverse repurchase
     agreements                          $   920,100   $       337  $       --
   Options                                    20,766       110,024   1,140,102
 Investment income                           280,220       343,604     289,663
                                         -----------   -----------  ----------
    Total revenues                         1,221,086       453,965   1,429,765
                                         -----------   -----------  ----------

EXPENSES:

  Clearing expenses                        1,132,768       519,235     400,000
  Employee compensation and benefits       1,127,891       393,472     303,257
  Professional fees                          435,677       457,413     172,169
  Depreciation                               124,030        27,072       8,064
  Occupancy                                  124,171        24,500      12,000
  Interest expense                            11,228            --          --
  Other                                      286,905        95,869      63,630
                                         -----------   -----------  ----------
    Total expenses                         3,242,670     1,517,561     959,120
                                         -----------   -----------  ----------

NET (LOSS) INCOME                        $(2,021,584)  $(1,063,596) $  470,645
                                         ===========   ===========  ==========

NET (LOSS) INCOME PER SHARE OF
  COMMON STOCK                           $     (2.24)  $     (1.18) $     0.52
                                         ===========   ===========  ==========


See Notes to Financial Statements.

DELTA CLEARING CORP.

STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
-------------------------------------------------------------------------------

                                                            1996           1995          1994
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net (loss) income                                      $(2,021,584)  $(1,063,596)  $   470,645
  Adjustments to reconcile net (loss) income to net
    cash (used in) provided by operating acitivities:
     Accretion of interest on investments in
       U.S. Treasury securities                             (220,676)     (211,923)      (19,417)
    Depreciation                                             124,030        27,072         8,064
    (Increase) decrease in prepaid expenses and
      other current assets                                  (219,160)      (66,873)       46,558
    Increase in deferred revenue                              56,293            --            --
    Increase in accounts payable and
      accrued expenses                                       228,216       198,733        13,391
                                                         -----------   -----------   -----------

Net cash (used in) provided by operating activities       (2,052,881)   (1,116,587)      519,241
                                                         -----------   -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from (payments for):
    Purchases of U.S. Treasury securities                 (6,388,017)   (8,728,480)   (3,174,521)
    Maturities of U.S. Treasury securities                 8,918,000    10,260,000     2,800,000
    Purchase of office furniture and equipment              (166,021)     (264,583)      (31,422)
                                                         -----------   -----------   -----------

Net cash provided by (used in) investing activities        2,363,962     1,266,937      (405,943)
                                                         -----------   -----------   -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of subordinated debt                800,000            --            --
                                                         -----------   -----------   -----------

  NET INCREASE IN CASH                                     1,111,081       150,350       113,298

  CASH, BEGINNING OF YEAR                                    559,802       409,452       296,154
                                                         -----------   -----------   -----------

  CASH, END OF YEAR                                      $ 1,670,883   $   559,802  $    409,452
                                                         ===========   ===========   ===========

  SUPPLEMENTAL CASH FLOWS DISCLOSURES:

    Interest paid                                        $    11,228   $        --   $        --
                                                         ===========   ===========   ===========

See Notes to Financial Statements.

DELTA CLEARING CORP.

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
--------------------------------------------------------------------------------

                               Common
                               Stock      Additional
                               ($.01       Paid-in     Accumulated
                             Par Value     Capital       Deficit       Total

BALANCE, DECEMBER 31, 1993    $9,000      $8,991,000  $(2,055,478)  $6,944,522
Net income                      -             -           470,645      470,645
                              -------     ----------   -----------   ----------

BALANCE, DECEMBER 31, 1994     9,000       8,991,000   (1,584,833)   7,415,167
Net loss                        -             -        (1,063,596)  (1,063,596)
                              -------     ----------   -----------   ----------

BALANCE, DECEMBER 31, 1995     9,000       8,991,000   (2,648,429)   6,351,571
Net loss                        -             -        (2,021,584)  (2,021,584)
                              -------     ----------   -----------   ----------

BALANCE, DECEMBER 31, 1996    $9,000      $8,991,000  $(4,670,013)  $4,329,987
                              =======      =========   ===========   ==========


See Notes to Financial Statements.

DELTA CLEARING CORP.

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

1.  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

    Organization and Operations - Delta Clearing Corp. (the "Company"), a clearing agency, registered pursuant to Section 17A under the Securities Exchange Act of 1934, as amended, is a majority-owned subsidiary of INCAP Netherlands (Holdings), B.V., which is a wholly owned subsidiary of Intercapital Group Limited. Shares in the Company are also held by Dow Jones Telerate Holdings, Inc. and Exco, plc. The Company was sold by DOTS, Inc. and other minority shareholders to the current shareholders effective October 18, 1995.

    The Company is engaged in the clearance and settlement of transactions involving U.S. Treasury securities sold under agreement to repurchase ("Repos") and securities purchased under agreement to resell ("Reverse repos"). The Company began to offer these services during the fourth quarter of 1995. The Company also issues and clears put and call options written on U.S. Treasury securities. The Company, accordingly, acts solely as an intermediary in principal transactions, running a "matched book".

    The Company's customer base ("Participants") is limited to large, well-capitalized financial institutions active in the over-the-counter marketplace. Transactions are effected directly between such institutions or through the services of specialized inter-dealer brokers ("IDBs"). IDBs operate and maintain computer-supported communications facilities which display and report transactions between and among the Company's Participants. Such transactions are submitted to and subsequently cleared and settled by the Company.

    Clearing fee income - Clearing fee income is generated through the clearance and settlement of transactions involving Repos, Reverse repos, and put and call options. The Company recognizes income on all trades as earned. The Company defers the recognition of revenue for the balance of term Repo and Reverse Repo trades not yet elapsed.

    Investment Income - Investment income is generated through interest earned on the Company's investments in U.S. Treasury securities and other overnight investment placement.

    Clearing Expenses - Clearing expenses include the costs of issuance of a surety bond provided by Capital Markets Assurance Corporation. During 1995, to support the provision of clearing services for Repos and Reverse repos, the Company increased coverage under the bond from $100 million to $250 million. The cost of the bond is being amortized over the respective coverage period.

    Depreciation - Depreciation is provided over the estimated service lives of office furniture and equipment using the straight-line method for financial reporting and accelerated depreciation methods for tax purposes.

    Investment Securities - Investment securities consist of U.S. Treasury securities. The Company adopted the provisions of Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities ("SFAS No. 115") at January 1, 1994. Under SFAS No. 115, the Company is required to classify its debt and equity securities in one of three categories: trading, available-for-sale, or held-to-maturity. Pursuant to SFAS No. 115, the Company has classified its investments as held-to-maturity securities, as it has the ability and intent to hold the securities until maturity. These securities are recorded at amortized cost, adjusted for the accretion of discounts.

    Income Taxes - The Company accounts for income taxes pursuant to the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("SFAS No. 109"). Under SFAS No. 109, income taxes are accounted for using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Reclassification - Certain amounts in the financial statements have been reclassified for conformity with the current year presentation.

2.  MARGIN ACCOUNTS OF PARTICIPANTS

    Participants are required to deposit margin daily, in the form of cash or U.S. Treasury securities, to secure the obligations of such Participants arising under the Repos, Reverse repos, or options written by them. Margin for each Participant is calculated daily to take into account any adverse movement in the market price of underlying U.S. Treasury securities during the business day, and an estimate (based upon historical market data) of the most severe adverse movement in the market price of such U.S. Treasury securities which reasonably could be anticipated to occur over the course of the next succeeding business day. In addition, a Participant may be required to deposit additional margin on an intra-day basis at any time such action is deemed necessary and advisable under the circumstances to protect the Company or the public.

    Participant margin balances consisting of cash are invested in overnight Repos or other overnight investment placement. To the extent cash is invested in overnight Repos, the delivery of collateral consisting of U.S. Treasury securities is required. Amounts earned on invested margin balances are allocated among the Participants, less a fee charged by the Company for investment services.

3.  INVESTMENTS IN U.S. TREASURY SECURITIES

    Investments in U.S. Treasury securities are recorded at amortized cost and consisted of the following at December 31, 1996 and 1995:

    Name of Issuer              Maturity    Amortized     Market
and Title of Securities          Amount       Cost        Value      Maturity

1996:
U.S. Treasury bills            $3,435,000   $3,369,715   $3,371,603    1997
                               ----------   ----------   ----------
                               $3,435,000   $3,369,715   $3,371,603
                               ==========   ==========   ==========

1995:

U.S. Treasury note             $  500,000   $  500,179   $  499,690    1996
U.S. Treasury bills             5,300,000    5,178,843    5,187,799    1996
                                ---------    ---------    ---------

                               $5,800,000   $5,679,022   $5,687,489
                               ==========   ==========   ==========


4.  INCOME TAXES

    At December 31, 1996, the Company had a net operating loss carryforward for Federal income tax purposes of approximately $2,590,000. The tax loss carryforward is available for offset of future taxable income through the year 2011. Net operating loss carryforwards were utilized to offset the provision for income taxes as of December 31, 1994. Deminimus taxes paid to state and local authorities have been included within other expenses.

    As of December 31, 1996 and 1995, net deferred tax assets, arising principally from net operating loss carryforwards, have been reduced to zero, offset by valuation allowances for the same amounts.

    Through October 18, 1995, the Company filed consolidated Federal income tax returns with its former parent, DOTS, Inc., and affiliated companies. The tax benefit of the Company's net operating losses was absorbed by income from other members of the DOTS, Inc. consolidated group prior to the sale of the Company on October 18, 1995. As of October 19, 1995, the Company files its own Federal income tax return. Additionally, the Company continues to file separate state and local income tax returns for which net operating loss carryforwards exist.

5.  FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET CREDIT RISK

    The Company may be exposed to off-balance-sheet credit risk in the event a Participant fails to fulfill its contracted obligations and its margin on deposit is insufficient. To control this risk, the Company collects, on a daily or intra-day basis, margin from Participants who enter into Repos or Reverse repos or write option contracts which is deemed sufficient to cover adverse movements in the value of these positions. To further control this risk, the Company enforces compliance with its clearing agency procedures (the "Procedures"), which mandate regulatory and internal guidelines, control maximum system exposure and establish Participant capital adequacy standards and exposure limits.

    Additionally, the Company has obtained a credit enhancement facility, composed of a $250 million surety bond issued by Capital Markets Assurance Corporation (with maximum coverage of any Participant equal to $30 million), to secure payment of the obligations owed to the Company by a Participant in the event of a failure by a Participant in connection with any financial deficiency associated with the liquidation of a Participant account with regard to such Participant's default. The credit enhancement facility provides an added measure of protection for the Company and is not a requirement under Section 17A of the Securities Exchange Act of 1934. Under the credit enhancement facility agreement, the Company is required to maintain a net worth (excess of all assets over all liabilities, excluding up to $2 million of subordinated notes issued to shareholders of the Company) of $5 million. Under the terms of the Procedures, each Participant account is a party to the credit facility and the Company is the beneficiary. Accordingly, any reimbursement obligation arising as a consequence of a draw under the credit enhancement facility becomes the obligation of the individual defaulting Participant. The credit enhancement facility expires on January 27, 2000.

    The Company is not subject to market risk with respect to Repos or Reverse repos issued or purchased or sold option contacts.

    At December 31, 1996 and 1995, the Company had a matched book of Repos and Reverse repos with notional amounts of $13,935 million and $126 million respectively. At December 31, 1996 and 1995, the Company had issued outstanding matched put and call options on U.S. Government securities with notional amounts of $100 million and $75 million, respectively.

6.  COMMITMENTS


    On October 18, 1995, the Company purchased various software and hardware relating to the operation of its clearing business (the "Platform") from Exco RMJ Trading (a subsidiary of Exco, plc.) for $250,000. This amount is included in office furniture and equipment on the statements of financial condition. As additional compensation for its purchase of the Platform and in consideration for an agreement from Exco RMJ Trading not to compete with the Company, the Company agreed to pay 20% of its pre-tax operating income (exclusive of interest income) for five full fiscal years from the date of purchase and certain other amounts up to an additional maximum price of $2.25 million.

    In December 1995, the Company entered into a real estate lease agreement. The lease agreement became effective on April 5, 1996. Future minimum rental commitments required under this lease are presented below:

                                   Minimum
                                   Rental
            Year                 Commitments
            ----                 -----------
            1997                 $  143,000
            1998                    143,000
            1999                    143,000
            2000                    143,000
            2001                    143,000
            Thereafter              836,000
                                 ----------
                                 $1,551,000
                                 ==========

    The Company incurred rent expense of $119,000, $21,000, and $9,000 for the years ended December 31, 1996, 1995, and 1994, respectively.

7.  RELATED PARTY TRANSACTIONS

    In 1996, the Company paid management consulting fees of $32,000 to Intercapital Group Limited. During the years ended 1995 and 1994 the Company paid occupancy expenses of $7,000 and, $12,000, respectively, to Exco RMJ Securities Corp. and management fees of $9,000 and $12,000, respectively, to Cawsl Corp, a majority shareholder of DOTS, Inc.

8.  FAIR VALUE OF FINANCIAL INSTRUMENTS

    Substantially all financial instruments on the Company's balance sheet are carried at fair value or at amounts which approximate fair value.

9.  SUBORDINATED BORROWINGS:


    At December 31, 1996, the Company had subordinated borrowings with affiliates as follows:

             Affiliate                        Amount Outstanding
             ---------                        ------------------
        Intercapital Group Limited                 $651,000
        Dow Jones Telerate Holdings, Inc.           149,000
                                                   --------
                                                   $800,000
                                                   ========

    These amounts are payable on demand after September 30, 1997, and bear interest payable equal to the London Interbank Offered Rate ("LIBOR") for three month deposits of U.S. dollars. At December 31, 1996, LIBOR was 5.625%.

10. SUBSEQUENT EVENTS:

    On February 20, 1997, the Company obtained additional subordinated borrowings of $651,000 from Intercapital Group Limited.

                                     ******

                                       PART II

                       INFORMATION NOT REQUIRED IN PROSPECTUS


       ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.
               3(a)   -  Amended Certificate of Incorporation of the
                         Company.                                     *
                (b)   -  By-laws of the Company.                      *
               4(a)   -  Form of Participation Agreement.             *
                (b)   -  Procedures.                                  *
                (c)   -  Summary of Amendments to Procedures dated
                         March 3, 1993.                               *
               5      -  Opinion and consent of Morgan, Lewis &
                         Bockius, special counsel for the Company.    *
               10(a)  -  [omitted]
               10(b)  -  Insurance Agreement including Surety Bond.   *
               (b-1)  -  Amendment to Insurance Agreement.
                         [incorporated by reference to Form 10-K for
                         the fiscal year ended December 31, 1989,
                         Exhibit 7].                                  *
               (b-2)  -  Amendment Number 2 to the Insurance Agreement
                         [incorporated by reference to Form 10-K for
                         the fiscal year ended December 31, 1990,
                         Exhibit 10(b-1)].                            *
               (b-3)  -  Amendment Number 3 to Insurance Agreement
                         [incorporated by reference to Form 10-K for
                         the fiscal year ended December 31, 1991,
                         Exhibit 10(b-1)].                            *
               (b-4)  -  Special Amendment to Surety Bond.            *
               (b-5)  -  Amended and Restated Insurance Agreement
                         including Surety Bond.                       *
               (b-6)  -  Amendment to Insurance Agreement dated
                         October 13, 1992.                            *
               (b-7)  -  Amendment to Surety Bond dated October 13,
                         1993. [incorporated by reference to Form 10-K
                         for the fiscal year ended December 31, 1993,
                         Exhibit 10(b-1)]                             *
               (b-8)  -  Amended and Restated Insurance Agreement
                         including Surety Bond dated as of June 1,
                         1992 [incorporated by reference to Form 10-K
                         for the fiscal year ended December 31, 1994,
                         Exhibit 10(b-1)].                            *
               (b-9)  -  Amendment to Surety Bond dated October 13,
                         1994. [incorporated by reference to Form 10-K
                         for the fiscal year ended December 31, 1994,
                         Exhibit 10(b-2)]                             *
               (b-10) -  Second Insurance Agreement including Surety
                         Bond dated as of October 24, 1995

                         [incorporated by reference to Form 10-K for
                         the fiscal year ended December 31, 1995,
                         Exhibit 10(b-3)].                            *
               (b-11)  - First Amendment to Second Insurance Agreement
                         dated as of September 25, 1996 [incorporated
                         by reference to Form 10-K for the fiscal year
                         ended December 31, 1996, Exhibit 10(b-4)].   *


                                     II-1

               (b-12) -  Amendment to Surety Bond dated October 14,
                         1996. [incorporated by reference to Form 10-K
                         for the fiscal year ended December 31, 1996,
                         Exhibit 10(b-5)]                             *
               10(c)  -  Form of Amended and Restated Operating and
                         Brokerage Services Agreement Relating to the
                         Over-the-Counter Options Trading System, by
                         and among An IDB Securities Corp., An IDB
                         Options Trading Corp., Delta Government
                         Options Corp., SPC Securities Services Corp.
                         and Security Pacific National Trust Company
                         (New York).                                  *
               (c-1)     Letter, dated February 3, 1994, amending ce
                         rtain terms of the Amended and Restated
                         Operating and Brokerage Services Agreement
                         referred to in(c) above.                     *
               10(d)-    Stock Purchase Agreement dated September 15,
                         1995 by and among Intercapital Group Limited
                         and DOTS, Inc., SMG Options Corp. And Delta
                         Government Options Corp. [incorporated by
                         reference to Form 10-K for the fiscal year
                         ended December 31, 1995, Exhibit 10(d)].     *
               23 -      Consent of Deloitte & Touche LLP (contained
                         in Part II of Registration Statement).       **
                         Consent of KPMG Peat Marwick LLP (contained
                         in Part II of Registration Statement).       **
                         Consent of Morgan, Lewis & Bockius is
                         included in the opinion referred to in
                         Item 5 above.                                *
               24 -      Powers of Attorney of directors and officers
                         of the Company.                              *



------------------
*   Previously filed.
**  Filed herewith.

ITEM 17.  UNDERTAKINGS.

               The undersigned Registrant hereby undertakes:

               1. To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:


                    (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;


                    (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                    (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

               2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES


               Pursuant to the requirements of the Securities Act of 1933, the registrant, Delta Clearing Corp., has duly caused this amendment to its registration statement to be signed on its behalf by the undersigned thereunto duly authorized on April 25, 1997.



                         DELTA CLEARING CORP.



                         By: Stephen K. Lynner \s\
                             ----------------------------
                              Stephen K. Lynner
                              President



               PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED.



       SIGNATURE             TITLE                    DATE

Stephen K. Lynner \s\
-------------------------    DIRECTOR AND PRESIDENT   April 25, 1997
Stephen K. Lynner


Hans Angermueller \s\
-------------------------    DIRECTOR AND CHAIRMAN    April 25, 1997
Hans Angermueller            OF THE BOARD


Michael Spencer \s\
-------------------------    DIRECTOR                 April 25, 1997
Michael Spencer


Julian Childs \s\
-------------------------    DIRECTOR                 April 25, 1997
Julian Childs




-------------------------    DIRECTOR                 April 25, 1997
Peter Edge


David Gelber \s\
-------------------------    DIRECTOR                 April 25, 1997
David Gelber


John Grebenstein \s\
-------------------------    DIRECTOR AND             April 25, 1997
John Grebenstein             EXECUTIVE DIRECTOR


Michael L. Hein \s\
-------------------------    DIRECTOR                 April 25, 1997
Michael L. Hein


                                     II-4








Ronald H. Buckner \s\
-------------------------    CHIEF FINANCIAL OFFICER  April 25, 1997
Ronald H. Buckner            AND CONTROLLER




Declan Kelly \s\
-------------------------    SECRETARY                April 25, 1997
Declan Kelly

                                     EXHIBIT INDEX


       Exhibit

       3(a)  - Amended Certificate of Incorporation of the Company.   *
        (b)  - By-laws of the Company.                                *
       4(a)  - Form of Participation Agreement.                       *
        (b)  - Procedures.                                            *
        (c)  - Summary of Amendments to Procedures dated
               March 3, 1993.                                         *
       5     - Opinion and consent of Morgan, Lewis & Bockius,
               special counsel for the Company.                       *
       10(a) - [omitted]
       10(b) - Insurance Agreement including Surety Bond.             *
       (b-1) - Amendment to Insurance Agreement. [incorporated by reference to Form 10-K for the fiscal year ended
               December 31, 1989, Exhibit 7].                         *
       (b-2) - Amendment Number 2 to the Insurance Agreement
               [incorporated by reference to Form 10-K for the
               fiscal year ended December 31, 1990, Exhibit 10(b-1)]. *
       (b-3) - Amendment Number 3 to Insurance Agreement
               [incorporated by reference to Form 10-K for the
               fiscal year ended December 31, 1991, Exhibit 10(b-1)]. *
       (b-4) - Special Amendment to Surety Bond.                      *
       (b-5) - Amended and Restated Insurance Agreement including
               Surety Bond.                                           *
       (b-6) - Amendment to Insurance Agreement dated October 13,
               1992.                                                  *
       (b-7) - Amendment to Surety Bond dated October 13, 1993.
               [incorporated by reference to Form 10-K for the
               fiscal year ended December 31, 1993, Exhibit 10(b-1)]  *
       (b-8) - Amended and Restated Insurance Agreement including
               Surety Bond dated as of June 1, 1992 [incorporated
               by reference to Form 10-K for the fiscal year ended
               December 31, 1994, Exhibit 10(b-1)].                   *
       (b-9) - Amendment to Surety Bond dated October 13, 1994.
               [incorporated by reference to Form 10-K for the
               fiscal year ended December 31, 1994, Exhibit 10(b-2)]  *
       (b-10)- Second Insurance Agreement including Surety Bond
               dated as of October 24, 1995 [incorporated by
               reference to Form 10-K for the fiscal year ended
               December 31, 1995, Exhibit 10(b-3)].                   *
       (b-11)- First Amendment to Second Insurance Agreement dated as of September 25, 1996 [incorporated by reference
               to Form 10-K for the fiscal year ended
               December 31, 1996, Exhibit 10(b-4)].                   *
       (b-12)- Amendment to Surety Bond dated October 14, 1996.
               [incorporated by reference to Form 10-K for the

               fiscal year ended December 31, 1996, Exhibit 10(b-5)]  *
       10(c) - Form of Amended and Restated Operating and Brokerage
               Services Agreement Relating to the Over-the-Counter
               Options Trading System, by and among An IDB Securities
               Corp., An IDB Options Trading Corp., Delta Government
               Options Corp., SPC Securities Services Corp. and
               Security Pacific National Trust Company (New York).    *

                                     II-6


       (c-1) - Letter, dated February 3, 1994, amending certain terms of the Amended and Restated Operating and Brokerage
               Services Agreement referred to in 10(c) above.         *
       23    - Consent of Deloitte & Touche LLP.                      II-8
               Consent of KPMG Peat Marwick LLP.                      II-9
               Consent of Morgan, Lewis & Bockius is included in the
               opinion referred to in Item 5 above.                   *
       24    - Powers of Attorney of directors and officers of the
               Company.                                               *



       ------------------
       *   Previously filed.
       **  Filed herewith.



                                         II-7